Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG

GNL Advisor Merger Sub LLC

GNL PM Merger Sub LLC

RTL Advisor Merger Sub LLC

RTL PM Merger Sub LLC
Global Net Lease, Inc.
Global Net Lease Operating Partnership, L.P.
The Necessity Retail REIT, Inc.
The Necessity Retail REIT Operating Partnership, L.P.

AND

AR Global Investments, LLC
Global Net Lease Special Limited Partnership, LLC

Necessity Retail Space Limited Partner, LLC
Global Net Lease Advisors, LLC
Global Net Lease Properties, LLC
Necessity Retail Advisors, LLC
Necessity Retail Properties, LLC

DATED AS OF MAY 23, 2023

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of May 23, 2023, by and among GNL Advisor Merger Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of GNL OP (the “GNL Advisor Sub”), GNL PM Merger Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of GNL OP (the “GNL PM Sub”), RTL Advisor Merger Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of GNL OP (the “RTL Advisor Sub”), RTL PM Merger Sub LLC, a Delaware limited liability company and a wholly-owned Subsidiary of GNL OP (the “RTL PM Sub”) (GNL Advisor Sub, GNL PM Sub, RTL Advisor Sub and RTL PM Sub are individually an “Internalization Sub” and collectively the “Internalization Subs”), Global Net Lease, Inc., a Maryland corporation (“GNL”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“GNL OP”), The Necessity Retail REIT, Inc., a Maryland corporation (“RTL”), and The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”) on the one hand, and AR Global Investments, LLC, a Delaware limited liability company (“Advisor Parent”), Global Net Lease Special Limited Partnership, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Advisor Parent (“GNL SLP”), Necessity Retail Space Limited Partner, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Advisor Parent (“RTL SLP”), Global Net Lease Advisors, LLC, a Delaware limited liability company and a wholly-owned subsidiary of GNL SLP (the “GNL Advisor”), Global Net Lease Properties, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of GNL SLP (the “GNL Property Manager”), Necessity Retail Advisors, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of RTL SLP (the “RTL Advisor”), and Necessity Retail Properties, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of RTL SLP (the “RTL Property Manager”) (GNL Advisor, GNL Property Manager, RTL Advisor, and RTL Property Manager, along with each of their direct and indirect wholly-owned Subsidiaries, are individually a “Target LLC” and collectively the “Target LLCs”) on the other hand. The Internalization Subs, GNL, GNL OP, RTL, Advisor Parent, and the Target LLCs are collectively referred to as the “Parties”, and each, a “Party”. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 11 to this Agreement.

R E C I T A L S

WHEREAS, as of the date hereof, GNL has entered into that certain Agreement and Plan of Merger (together with the schedules thereto, the “REIT Merger Agreement”) with GNL OP, Osmosis Sub I, LLC (“Merger Sub”), Osmosis Sub II, LLC (“OP Merger Sub”), RTL, and RTL OP, pursuant to which RTL will merge with Merger Sub, a wholly-owned Subsidiary of GNL, with Merger Sub being the surviving entity, and RTL OP will merge with OP Merger Sub, a wholly-owned Subsidiary of GNL OP, with RTL OP being the surviving entity (the “REIT Merger”);

WHEREAS, Advisor Parent is the (i) indirect parent company of GNL SLP, which is the direct parent company of GNL Advisor and GNL Property Manager and (ii) direct parent company of RTL SLP, which is the direct parent company of RTL Advisor and RTL Property Manager;

WHEREAS, GNL Advisor is the advisor to GNL, GNL Property Manager is the property manager for GNL, RTL Advisor is the advisor to RTL, and RTL Property Manager is the property manager for RTL, and each of the foregoing Target LLCs, together with Advisor Parent, own certain operating assets, and certain employees of Advisor Parent provide the services of employees necessary to the performance of their advisory and property management services to GNL and RTL;

WHEREAS, the Parties desire to effect a business combination transaction contemporaneously with, but following, the REIT Merger Agreement, in which (i) GNL Advisor Sub shall merge with and into GNL Advisor, with GNL Advisor being the surviving entity (the “GNL Advisor Merger”), and each outstanding membership interest of GNL Advisor will be converted into the right to receive from GNL the GNL Advisor Merger Consideration, (ii) GNL PM Sub shall merge with and into GNL Property Manager, with GNL Property Manager being the surviving entity (the “GNL PM Merger”), and each outstanding membership interest of GNL Property Manager will be converted into the right to receive from GNL the GNL PM Merger Consideration, (iii) RTL Advisor Sub shall merge with and into RTL Advisor, with RTL Advisor being the surviving entity (the “RTL Advisor Merger”), and each outstanding membership interest of RTL Advisor will be converted into the right to receive from GNL the RTL Advisor Merger Consideration and (iv) RTL PM Sub shall merge with and into RTL Property Manager, with RTL Property Manager being the surviving entity (the “RTL PM Merger”) (the GNL Advisor Merger, GNL PM Merger, RTL Advisor Merger and RTL PM Merger, are individually an “Internalization Merger” and collectively the “Internalization Mergers”), and each outstanding membership interest of RTL Property Manager will be converted into the right to receive from GNL the RTL PM Merger Consideration, in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLC Act;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Internalization Mergers shall be treated as taxable sales under Section 1001 of the Code of all of the assets held by the Target Companies (the “Intended Tax Treatment”);

WHEREAS, the Parties agree and acknowledge that the retention of certain key employees is necessary to the success of the Internalization Mergers;

WHEREAS, as of the date of this Agreement, GNL Advisor holds 2,500,000 long-term incentive plan units of limited partner interest in GNL OP (the “GNL LTIP Units”) and RTL Advisor holds 8,528,885 long-term incentive plan units of limited partner interest in RTL OP (the “RTL LTIP Units” and, together with the GNL LTIP Units, the “LTIP Units”);

WHEREAS, pursuant to the terms of this Agreement, Advisor Parent is obligated to transfer or cause its Affiliates to transfer to the Target Companies certain assets and agreements pursuant to the Assignment and Assumption Agreement to be entered into immediately prior to the Closing; and

WHEREAS, the board of directors of GNL has determined that each of the Internalization Mergers is in the best interests of GNL and its stockholders, approved this Agreement, the Internalization Mergers, the issuance each Share Consideration contemplated by this Agreement (the “GNL Share Issuance”), and the other transactions contemplated by this Agreement, directed that the GNL Share Issuance be submitted for consideration at a meeting of GNL’s stockholders and resolved to recommend that GNL’s stockholders vote to approve the GNL Share Issuance;

WHEREAS, the board of directors of RTL has determined that each of the Internalization Mergers is in the best interests of RTL and its stockholders, approved this Agreement and the Internalization Mergers and the other transactions contemplated by this Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement, GNL has entered into the Executive Employment Agreement with Edward M. Weil Jr. dated as of the date hereof and effective as of the Closing.

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

THE MERGER; PURCHASE AND SALE OF ASSETS

Section 1.1             The Mergers.

(a)            Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLC Act, at the Effective Time, GNL Advisor Sub shall be merged with and into GNL Advisor, whereupon the separate existence of GNL Advisor Sub shall cease, and GNL Advisor shall continue under the name “Global Net Lease Advisors, LLC” as the surviving entity in the GNL Advisor Merger (the “Surviving GNL Advisor Entity”).

(b)            Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLC Act, at the Effective Time, GNL PM Sub shall be merged with and into GNL Property Manager, whereupon the separate existence of GNL PM Sub shall cease, and GNL Property Manager shall continue under the name “Global Net Lease Properties, LLC” as the surviving entity in the GNL PM Merger (the “Surviving GNL PM Entity”).

(c)            Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLC Act, at the Effective Time, RTL Advisor Sub shall be merged with and into RTL Advisor, whereupon the separate existence of RTL Advisor Sub shall cease, and RTL Advisor shall continue under the name “Necessity Retail Advisors, LLC” as the surviving entity in the RTL Advisor Merger (the “Surviving RTL Advisor Entity”).

(d)            Upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLC Act, at the Effective Time, RTL PM Sub shall be merged with and into RTL Property Manager, whereupon the separate existence of RTL PM Sub shall cease, and RTL Property Manager shall continue under the name “Necessity Retail Properties, LLC” as the surviving entity in the RTL PM Merger (the “Surviving RTL PM Entity”) (the Surviving GNL Advisor Entity, the Surviving GNL PM Entity the Surviving RTL Advisor Entity and the Surviving RTL PM Entity, each, a “Surviving Entity” and collectively, the “Surviving Entities”).

(e)            Each of Internalization Mergers shall have the effects provided in this Agreement and as specified in the DLLC Act.

Section 1.2             Closing. The closing of the Internalization Mergers (the “Closing”) shall occur as promptly as practicable but in no event later than the second (2nd) Business Day after all of the conditions set forth in Article 8 (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on a date to be specified by the Parties (the “Closing Date”). The Closing shall take place at the offices of Proskauer Rose LLP, Eleven Times Square, New York, N.Y., or at such other place as agreed to by the Parties.

Section 1.3             Closing Deliverables.

(a)            At the Closing, Advisor Parent shall deliver to GNL (i) payment of the Estimated Advisor Closing Amount pursuant to Section 2.2(b), if any, (ii) a duly signed and authorized copy of the Registration Rights and Stockholders Agreement in the form attached hereto as Exhibit A (the “Registration Rights and Stockholders Agreement”); (iii) a duly signed and authorized copy the Assignment and Assumption Agreement; (iv) duly signed and authorized copies of the Confidentiality, Non-Competition and Non-Solicitation Agreements between GNL and each of Nicholas Schorsch and Edward M. Weil Jr., each in the form attached hereto as Exhibit B (the “Non-Competition Agreements”); (v) evidence, reasonably satisfactory to GNL, that all Related Party Agreements have been terminated; (vi) a certificate of good standing for each of the Target LLCs issued by its jurisdiction of incorporation; and (vii) a duly executed and validly completed U.S. IRS Form W-9 from the sole owner of Advisor Parent that is a regarded entity for U.S. federal income tax purposes.

(b)            At the Closing, GNL shall deliver, or cause to be delivered, to Advisor Parent or its designee (i) in consideration of the conversion of the membership interests of the Target LLCs pursuant to Section 2.1(a), the applicable Merger Consideration (consisting of, in the aggregate, the Aggregate Cash Consideration and the Aggregate Share Consideration); (ii) payment of the Estimated GNL Closing Amount pursuant to Section 2.2(b), if any, (iii) duly signed and authorized copies of the Non-Competition Agreements; and (iv) a duly signed and authorized copy of the Registration Rights and Shareholders Agreement.

Section 1.4             Effective Time.

(a)            At Closing, Advisor Parent, GNL SLP, RTL SLP, the Target LLCs, and the Internalization Subs shall (i) cause articles of merger with respect to the applicable Internalization Merger (each, an “Internalization Merger Articles of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DLLC Act and (ii) make any other filings, recordings or publications required to be made by Advisor Parent, GNL SLP, RTL SLP, the Target LLCs, GNL or the Internalization Subs under the DLLC Act in connection with the applicable Internalization Merger. Each Internalization Merger shall become effective upon the time the last of the Internalization Merger Articles of Merger have been accepted for record by the Secretary of State of the State of Delaware, or such later time which the Parties shall have agreed upon and designated in an Internalization Merger Articles of Merger in accordance with the DLLC Act as the effective time of the Internalization Mergers (the “Effective Time”).

(b)            Each Internalization Merger shall have the effects set forth in the DLLC Act and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving GNL Advisor Entity, Surviving GNL PM Entity, Surviving RTL Advisor Entity and Surviving RTL PM Entity shall each possess all properties, rights, privileges, powers and franchises of GNL Advisor and GNL Advisor Sub, GNL Property Manager and GNL PM Sub, RTL Advisor and RTL Advisor Sub, and RTL Property Manager and RTL PM Sub, respectively, and all of the claims, obligations, liabilities, debts and duties of GNL Advisor and GNL Advisor Sub, GNL Property Manager and GNL PM Sub, RTL Advisor and RTL Advisor Sub, and RTL Property Manager and RTL PM Sub such shall become the claims, obligations, liabilities, debts and duties of the Surviving GNL Advisor Entity, Surviving GNL PM Entity, Surviving RTL Advisor Entity and Surviving RTL PM Entity, respectively.

Section 1.5             Organization Documents. The limited liability company agreement of each Internalization Sub, as in effect immediately prior to the Effective Time, except for such changes as may be necessary to reflect any change of name of the applicable Surviving Entity, shall be the limited liability company agreement of such Surviving Entity immediately following the Effective Time, until thereafter amended in accordance with the applicable provisions thereof and in accordance with applicable Law.

Section 1.6             Tax Consequences; Purchase Price Allocation.

(a)            The Parties intend that the Internalization Mergers shall qualify for the Intended Tax Treatment. As soon as reasonably practicable after the date hereof, but in no event later than thirty (30) days after finalization of the Merger Consideration pursuant to Section 2.3, Advisor Parent shall propose and deliver to GNL OP (i) an allocation of the GNL Advisor Merger Consideration (and any other applicable amounts treated as consideration for applicable Tax purposes) among the assets held by GNL Advisor, (ii) an allocation of the GNL PM Merger Consideration (and any other applicable amounts treated as consideration for applicable Tax purposes) among the assets held by GNL Property Manager, (iii) an allocation of the RTL Advisor Merger Consideration (and any other applicable amounts treated as consideration for applicable Tax purposes) among the assets held by RTL Advisor, and (iv) an allocation of the RTL PM Merger Consideration (and any other applicable amounts treated as consideration for applicable Tax purposes) among the assets held by RTL Property Manager, in each case, determined in a manner consistent with Section 1060 of the Code and any other applicable Tax Law (the “Allocation Statement”).

(b)            Such Allocation Statement delivered by Advisor Parent shall become final and binding upon the Parties on the date that is thirty (30) days following receipt thereof by GNL OP, unless GNL OP gives written notice of its disagreement to Advisor Parent prior to such date. Any such notice shall specify in reasonable detail the dollar amount, nature and basis of each item of disagreement so asserted. If such notice is received by Advisor Parent in a timely manner, then the Parties shall endeavor in good faith to resolve any disputed items, and the Allocation Statement shall be adjusted to reflect any such resolution, at which point the Allocation Statement (as so adjusted) shall become final and binding on the Parties. If, following thirty (30) days of such good faith endeavors to resolve any such disputes, the Parties have not mutually agreed on a resolution with respect to the disputed items, the Parties shall not be bound by the Allocation Statement, and the Parties shall be permitted to determine their own separate purchase price allocations for applicable Tax purposes.

(c)            If the Allocation Statement has become final and binding on the Parties pursuant to Section 1.6(b), none of Advisor Parent, GNL, or GNL OP shall (and Advisor Parent, GNL, and GNL OP shall cause their respective Affiliates not to) take any position inconsistent with the Allocation Statement, as finally determined pursuant to this Section 1.6, on any Tax Return, in any Tax proceeding or otherwise for Tax purposes, in each case, except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code, or any similar provision of state, local or foreign Law).

ARTICLE 2

EFFECT OF THE MERGERS

Section 2.1             Effect on Membership Interests. At the Effective Time, by virtue of the Internalization Mergers and without any action on the part of Advisor Parent, GNL SLP, RTL SLP, the Target LLCs, the Internalization Subs or the holders of any securities of the Target LLCs or Internalization Subs:

(a)            Conversion of Target LLC Membership Interests.

(i)            The membership interests in GNL Advisor issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive: (1) an allocable portion of the Aggregate Cash Consideration, without interest (the “GNL Advisor Cash Consideration”) and (2) an allocable portion of the Aggregate Share Consideration (the “GNL Advisor Share Consideration” and together with the GNL Advisor Cash Consideration, the “GNL Advisor Merger Consideration”). All GNL Advisor membership interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(ii)            The membership interests in GNL Property Manager issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive: (1) an allocable portion of the Aggregate Cash Consideration, without interest (the “GNL PM Cash Consideration”) and (2) an allocable portion of the Aggregate Share Consideration (the “GNL PM Share Consideration” and together with the GNL PM Cash Consideration, the “GNL PM Merger Consideration”). All GNL Property Manager membership interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(iii)           The membership interests in RTL Advisor issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive: (1) an allocable portion of the Aggregate Cash Consideration, without interest (the “RTL Advisor Cash Consideration”) and (2) an allocable portion of the Aggregate Share Consideration (the “RTL Advisor Share Consideration” and together with the RTL Advisor Cash Consideration, the “RTL Advisor Merger Consideration”). All RTL Advisor membership interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(iv)          The membership interests in RTL Property Manager issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive: (1) an allocable portion of the Aggregate Cash Consideration, without interest and (2) an allocable portion of the Aggregate Share Consideration (the “RTL PM Share Consideration,” and together with the RTL PM Cash Consideration, the “RTL Merger Consideration”) (the GNL Advisor Merger Consideration, GNL PM Merger Consideration, RTL Advisor Merger Consideration and RTL PM Merger Consideration, each, a “Merger Consideration”). All RTL Property Manager membership interests, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(v)           If, prior to the Effective Time, the outstanding membership interests in a Target LLC or the shares of GNL have been increased, decreased, changed into or exchanged for a different number or kind of units or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the applicable Merger Consideration.

(vi)          All membership interests of GNL Advisor Sub, GNL PM Sub, RTL Advisor Sub and RTL PM Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall constitute the only issued and outstanding membership interests of the Surviving GNL Advisor Entity, Surviving GNL PM Entity, Surviving RTL Advisor Entity and Surviving RTL PM Entity, respectively.

Section 2.2             Estimated Closing Statements; Payment of Estimated Closing Amounts.

(a)            Estimated Closing Statements. (i) Advisor Parent shall deliver to GNL, no later than two (2) Business Days prior to the Closing Date, a statement setting forth in reasonable detail Advisor Parent’s estimate, prepared in good faith to the reasonable satisfaction of GNL, of the Advisor Closing Amount (the “Estimated Advisor Closing Amount”), and (ii) GNL shall deliver to Advisor Parent, no later than two (2) Business Days prior to the Closing Date, a statement setting forth in reasonable detail GNL’s estimate, prepared in good faith to the reasonable satisfaction of Advisor Parent, of the GNL Closing Amount (the “Estimated GNL Closing Amount”).

(b)            Payment of Closing Amounts. At the Closing, (i) if the Estimated Advisor Closing Amount exceeds the Estimated GNL Closing Amount, Advisor Parent shall pay to GNL, by wire transfer of immediately available funds, the amount by which the Estimated Advisor Closing Amount exceeds the Estimated GNL Closing Amount (the “Estimated Advisor Adjustment Payment”), and (ii) if the Estimated GNL Closing Amount exceeds the Estimated Advisor Closing Amount, GNL shall pay to Advisor Parent, by wire transfer of immediately available funds, the amount by which the GNL Closing Amount exceeds the Estimated Advisor Closing Amount (the “Estimated GNL Adjustment Payment”).

(c)            Payment Related to 2023 Annual Bonus. Advisor Parent shall deliver to GNL, at least two (2) Business Days prior to the Closing Date, a statement setting forth the full-year 2023 annual bonus amount for each Identified Employee, the amount that will have been accrued for each Identified Employee for the period beginning January 1, 2023 until the Measurement Time, and a proposed payment schedule that aligns with Advisor Parent’s past practice. At the Closing, Advisor Parent shall pay to GNL by wire transfer of immediately available funds an amount equal to the pro rata portion set forth in the aforementioned statement with respect to the Identified Employees (the “Pro Rata Bonus Payment”). GNL shall pay to the Identified Employees their respective portion of the Pro Rata Bonus Payment via payroll in accordance with the applicable Advisor Party’s past practice, including with respect to the timing of payments of such bonus amounts. If at any time an Identified Employee is no longer eligible to receive all or any portion of their portion of the Pro Rata Bonus Payment, GNL shall pay such amount to Advisor Parent or its designee.

Section 2.3             Post-Closing Adjustment.

(a)            Closing Statement. Within thirty (30) days after the Closing Date, (i) Advisor Parent shall prepare and deliver to GNL a statement (the “Advisor Closing Statement”) setting forth in reasonable detail Advisor Parent’s determination of the actual Advisor Closing Amount, and (ii) GNL shall prepare and deliver to Advisor Parent a statement (the “GNL Closing Statement” and together with the Advisor Closing Statement, the “Closing Statements”) setting forth in reasonable detail GNL’s determination of the actual GNL Closing Amount. Each of Advisor Parent and GNL shall provide the other with reasonable access to such Party’s auditors and accounting and other personnel and to the books and records of such Party, and any other document or information reasonably requested by the other Party for all purposes of this Section 2.3, including in order to allow the other Party and its Representatives to review the Advisor Closing Statement or GNL Closing Statement, as applicable, and participate in the resolution of any items set forth in a Notice of Disagreement, and each Party shall direct its employees to provide reasonable assistance to the other Party in reviewing the applicable Closing Statement; provided, that (A) access to employees and information shall be on reasonably advanced notice, during normal business hours and in a manner that does not unreasonably interfere with the normal operations of the applicable Party, (B) shall be subject to applicable Laws relating to exchange of information and confidentiality obligations and (C) access to information provided by third parties (including workpapers of auditors) may be conditioned on the execution of customary confidentiality agreements and access letters.

(b)            Notice of Disagreement. Each Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is forty-five (45) days following receipt thereof by Advisor Parent and GNL, as applicable, unless Advisor Parent or GNL gives written notice of its disagreement (a “Notice of Disagreement”) to the other Party prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis of each item of disagreement so asserted. If a Notice of Disagreement is received by Advisor Parent or GNL in a timely manner, then the applicable Closing Statement (as revised in accordance with Section 2.3(c), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Advisor Parent and GNL agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the applicable Final Closing Statement is issued by the Accounting Expert. Any amount, determination or calculation contained in the Closing Statements and not specifically disputed in a timely delivered Notice of Disagreement shall be final, conclusive and binding on the Parties.

(c)            Final Closing Statement. If either Advisor Parent or GNL timely receive a Notice of Disagreement, Advisor Parent and GNL shall attempt in good faith to resolve any differences that they may have with respect to all matters specified in the Notice of Disagreement (and all discussions related thereto shall, unless otherwise agreed by Advisor Parent and GNL, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within thirty (30) days after the delivery of the Notice of Disagreement, Advisor Parent and GNL shall submit such dispute to the dispute resolution group of a U.S. national independent accounting firm mutually acceptable to Advisor Parent and GNL (the “Accounting Expert”). Advisor Parent and GNL shall cooperate in good faith to promptly engage the Accounting Expert, pursuant to an engagement letter that requires the Accounting Expert to make all determinations in accordance with the definitions and terms contained herein. If any dispute is submitted to the Accounting Expert, Advisor Parent and GNL will promptly upon request, furnish to the Accounting Expert such work papers and other documents and information relating to the disputed issues as the Accounting Expert may request and are available to that Party or its independent accountants (including, with respect to GNL, any information of the Surviving Entities) and otherwise cooperate fully with the Accounting Expert’s review of the dispute, and both Advisor Parent and GNL shall be afforded the opportunity to present the Accounting Expert (with a copy concurrently delivered to the other Party) material relating to the determination and to discuss the determination with the Accounting Expert. The Accounting Expert (acting as an expert and not as an arbitrator) shall resolve only those matters set forth in such Notice of Disagreement that remain in dispute after the thirty (30)-day resolution period. With respect to any disputed item, the Accounting Expert’s determination shall be no greater than the higher of the amounts calculated and submitted by Advisor Parent and GNL, as the case may be, and no less than the lower of the amounts calculated and submitted by Advisor Parent and GNL, as the case may be. It is the intent of the Parties that the process set forth in this Section 2.3(c) and the activities of the Accounting Expert in connection herewith are not intended to be and, in fact, are not arbitration and that no formal arbitration rules shall be followed (including rules with respect to procedures and discovery). Advisor Parent and GNL shall use their commercially reasonable efforts to cause the Accounting Expert to resolve all such disagreements as soon as practicable but in no event later than sixty (60) days after submission of the disputed issues to the Accounting Expert. The resolution of the dispute by the Accounting Expert shall be final, binding and non-appealable on the Parties, except in the event of fraud or manifest error. The Closing Statement shall be modified if necessary to reflect such determination. The fees and expenses of the Accounting Expert shall be paid by Advisor Parent, on the one hand, and/or GNL, on the other hand, based upon the percentage which the portion of the contested amount not awarded to Advisor Parent or GNL, as applicable, bears to the amount actually contested by such Party, as determined by the Accounting Expert. As used in this Agreement, the term “Final Closing Statements” shall mean the Closing Statements described in Section 2.3(a), as prepared by Advisor Parent and GNL and, if applicable, as subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Accounting Expert, the Closing Statements issued by, or reflecting the conclusions of, the Accounting Expert.

(d)            Payment of Adjustment.

(i)            If the Advisor Closing Amount as finally determined in accordance with this Section 2.3 exceeds the GNL Closing Amount as finally determined in accordance with this Section 2.3, Advisor Parent shall pay to GNL, by wire transfer of immediately available funds within five (5) Business Days after the date on which the Advisor Closing Amount is finally determined, (A) the amount by which the Advisor Closing Amount exceeds the GNL Closing Amount, minus (B) any Estimated Advisor Adjustment Payment made pursuant to Section 2.2(b)(i), plus (C) any Estimated GNL Adjustment Payment made pursuant to Section 2.2(b)(ii). If such adjustment results in a negative amount, GNL shall pay to Advisor Parent, by wire transfer of immediately available funds within five (5) Business Days after the date on which the Advisor Closing Amount is finally determined, the amount of such shortfall.

(ii)            If the GNL Closing Amount as finally determined in accordance with this Section 2.3 exceeds the Advisor Closing Amount as finally determined in accordance with this Section 2.3, GNL shall pay to Advisor Parent, by wire transfer of immediately available funds within five (5) Business Days after the date on which the GNL Closing Amount is finally determined, (A) the amount by which the GNL Closing Amount exceeds the Advisor Closing Amount, minus (B) any Estimated GNL Adjustment Payment made pursuant to Section 2.2(b)(ii), plus (C) any Estimated Advisor Adjustment Payment made pursuant to Section 2.2(b)(i). If such adjustment results in a negative amount, Advisor Parent shall pay to GNL, by wire transfer of immediately available funds within five (5) Business Days after the date on which the GNL Closing Amount is finally determined, the amount of such shortfall.

(iii)            Any payment made pursuant to this Section 2.3(d) shall constitute an adjustment to the Merger Consideration for Tax purposes and shall be treated as such by the Parties on their respective Tax Returns and in any communications with any Taxing Authorities, unless otherwise required by applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF
ADVISOR PARENT AND THE TARGET LLCS

Advisor Parent and each of the Target LLCs hereby jointly and severally represent and warrant to GNL and the Internalization Subs that:

Section 3.1             Organization and Good Standing.

(a)            Each of Advisor Parent, GNL SLP, RTL SLP and the Target Companies is a limited liability company duly organized, validly existing, and in good standing under the Laws of its jurisdiction of formation. Each Target Company is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required. Each Target Company has the requisite power and authority necessary to own or lease its properties and to carry on its business as presently conducted. Each Target Company is in compliance with its Organizational Documents.

(b)            Each of Advisor Parent, GNL SLP and RTL SLP is duly authorized to conduct its business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where such failure to be so authorized or qualified would be material to Advisor Parent. Each of Advisor Parent, GNL SLP and RTL SLP has the requisite power and authority necessary to own or lease its properties and to carry on its business as presently conducted except as would not reasonably be expected to impair the ability of Advisor Parent, GNL SLP or RTL SLP, as applicable, to comply with their obligations hereunder or consummate the transactions contemplated hereby. Except as would not be material to Advisor Parent and its Subsidiaries taken as a whole, each of Advisor Parent, GNL SLP and RTL SLP is in compliance with its Organizational Documents.

Section 3.2             Dissolution, Liquidation, and Insolvency. There is no pending or, to Advisor Parent’s Knowledge, threatened Action for the dissolution, liquidation or insolvency of any Advisor Party and, to Advisor Parent’s Knowledge, no circumstances have occurred or exist that have triggered or will trigger a dissolution of any Advisor Party.

Section 3.3             Target LLC Ownership. Advisor Parent indirectly owns all of the outstanding equity interests of each of the Target LLCs, in each case free and clear of all liens, other than liens under applicable securities Laws and any liens that will be released at or prior to the Closing.

Section 3.4             Power and Authority; Enforceability. Advisor Parent, GNL SLP, RTL SLP and the Target LLCs have all requisite limited liability company power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery of each of the Transaction Documents by Advisor Parent, GNL SLP, RTL SLP and the Target LLCs and the consummation by Advisor Parent, GNL SLP, RTL SLP and the Target LLCs of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited liability company action on their respective parts. Each of the Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered by Advisor Parent, GNL SLP, RTL SLP and the Target LLCs, as applicable, and assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, will constitute, the valid and binding obligations of Advisor Parent, GNL SLP, RTL SLP and the Target LLCs, enforceable against Advisor Parent, GNL SLP, RTL SLP and the Target LLCs in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.5             No Conflicts; Required Consents. Except as set forth on Schedule 3.5, the execution and delivery of this Agreement and any other Transaction Document that such Party is a party to, by Advisor Parent, GNL SLP, RTL SLP and the Target LLCs, as applicable, does not, and the performance by Advisor Parent, GNL SLP, RTL SLP and the Target LLCs of the transactions contemplated hereby or, as applicable, thereby will not, (i) violate, conflict with, or result in any breach of any provision of their respective Organizational Documents, (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation of the Target Companies, or to the extent such obligation relates to the Business Assets, Advisor Parent, GNL SLP, or RTL SLP, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of any Target Company or, to the extent such property or assets is a Business Asset, Advisor Parent, GNL SLP or RTL SLP under any of the terms, conditions or provisions of any material Contract, indenture, note, instrument or obligation to which any property or asset of any Target Company or any Business Asset may be bound or subject, or (iii) violate any Law applicable to Advisor Parent, GNL SLP, RTL SLP or any Target Company or by which or to which any property or asset of Advisor Parent, GNL SLP, RTL SLP or any Target Company or to the extent related to the Business Assets, Advisor Parent, GNL SLP, or RTL SLP is bound or subject, except in each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6             Capitalization. As of the date of this Agreement, Advisor Parent owns, directly or indirectly, all of the equity securities of the Target Companies. Except as set forth on Schedule 3.6, (i) there are no outstanding subscriptions, options, warrants, phantom stock or appreciation rights, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of any Target LLC or obligating any Target LLC to issue or sell any interests of, or any interest in, such Target Company and (ii) there are no Contracts, proxies or power of attorney or understandings in effect with respect to the voting or transfer of any of the interests of any Target LLC.

Section 3.7             Contracts, Assets, and Employees. Schedule 3.7 sets forth all of the Contracts, assets, and employees which are needed to provide the services provided by Advisor Parent or its Affiliates pursuant to the Advisory Agreements and the Property Management Agreements, in each case, as such services are provided as of the date hereof in all material respects. The Target LLCs have delivered to the Internalization Subs a correct and complete copy of each Identified Contract. With respect to each Identified Contract (i) the agreement is legal, valid and binding on the applicable Advisor Party, and, to the Knowledge of Advisor Parent, each other party thereto, as applicable, and is in full force and effect in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity; (ii) each Advisor Party is not, and, to Advisor Parent’s Knowledge, no other Person who or which is a party to an Identified Contract, is in material breach or default, and, to Advisor Parent’s Knowledge, no material event has occurred which with notice or lapse of time (or both) would constitute a material breach or default, or permit termination, modification, or acceleration under, such Identified Contract; (iii) to Advisor Parent’s Knowledge, no party to a Identified Contract has repudiated or threatened to repudiate any provision of any such Identified Contract; and (iv) the consummation of the Internalization Merger will not give rise to a material breach, default or violation by any Advisor Party of any Identified Contract. The Target LLCs have delivered to the Internalization Subs a correct and complete copy of each Material Employment Agreement. With respect to each Material Employment Agreement (i) the agreement is legal, valid, binding and in force and effect in accordance with its terms; (ii) no Advisor Party, and no other Person who or which is a party to a Material Employment Agreement, is in material breach or default, and no material event has occurred which with notice or lapse of time (or both) would constitute a material breach or default, or permit termination, modification, or acceleration under, such Material Employment Agreement; (iii) to Advisor Parent’s Knowledge, no party to a Material Employment Agreement has repudiated or threatened to repudiate any provision of any such Material Employment Agreement; and (iv) none of the actions contemplated by the Internalization Merger will give rise to a material breach, default or violation by any Advisor Party of any Material Employment Agreement.

Section 3.8              Financial Statements; Absence of Changes or Events; Indebtedness.

(a)            Schedule 3.8(a) contains: (i) the unaudited consolidated and combined balance sheets of the Target Companies (taking into account an allocation of the Business Assets consistent with existing accounting methodology) as of December 31, 2022, and the related unaudited statements of income and cash flows for the fiscal year then ended; and (ii) the unaudited consolidated and combined balance sheet of the Target Companies (inclusive of the Business Assets) as of April 30, 2023, and the related unaudited statements of income for the four months then ended (collectively, the “Business Financial Statements”). Except as set forth therein or in Schedule 3.8(a), the Business Financial Statements have been prepared in accordance with GAAP, and in all material respects present accurately and fairly, on a pro forma basis after giving effect to the transactions contemplated by the Assignment and Assumption Agreements, the financial position, results of operations and cash flows of each of the Target Companies (taking into account the Business Assets) as of their respective dates and for the respective periods covered thereby in accordance with GAAP, assuming that the transactions contemplated by the Assignment and Assumption Agreement had actually occurred at such date or at the beginning of the periods covered thereby; provided, however, that the interim financial statements are subject to year-end adjustments, none of which are expected as of the date hereof to be material.

(b)            Except as set forth in Schedule 3.8(b), since April 30, 2023 through the date hereof, (i) each of the Target Companies has conducted its business and the Business Assets have been operated by the other Advisor Parties only in the ordinary course of business, consistent with past practice, and (ii) no Advisor Party has taken any action that, if taken between the date hereof and the Closing Date, would require the approval of GNL and the Internalization Subs under Section 5.1. Since December 31, 2022 through the date hereof, with respect to the business of each Target Company or the business of any other Advisor Party as it relates to the Business Assets, there has not occurred a Material Adverse Effect.

(c)            None of the Target Companies has any indebtedness for borrowed money outstanding.

Section 3.9             Absence of Undisclosed Liabilities. As of the Measurement Time, none of the Target Companies or other Advisor Parties (solely with respect to the Business Assets) has any obligation or Liability (whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) of a type required by GAAP to be disclosed on a balance sheet, other than those: (a) set forth in or otherwise reflected in the Business Financial Statements, (b) incurred in the ordinary course of business subsequent to April 30, 2023; and (c) incurred in connection with, or in furtherance of, this Agreement, and (d) under Identified Contracts to which any of the Target Companies or other Advisor Parties (solely with respect to the Business Assets) is a party and that have been entered into in the ordinary course of business or otherwise disclosed pursuant to this Agreement and under which such Target Company or Advisor Party is currently not in material default.

Section 3.10           Compliance with Applicable Laws. (a) The Target Companies and, solely as it relates to ownership of the Business Assets, any other Advisor Party owning Business Assets possess and since December 31, 2020 have been in compliance in all material respects with, all Permits, approvals, franchises, Laws and registrations with Governmental Entities required to provide the services contemplated by the Advisory Agreements and the Property Management Agreements and own, lease or otherwise hold the Business Assets under applicable Law; (b) each of the Target Companies has conducted the business of such Target Company and, solely as it relates to the ownership of the Business Assets, each other Advisor Party has owned and operated the Business Assets in material compliance with all applicable Laws; (c) all material Permits necessary to provide the services contemplated by the Advisory Agreements and the Property Management Agreements and to own or use the Business Assets, are in force and effect, and there are no Actions pending or, to Advisor Parent’s Knowledge, threatened that seek the revocation, cancellation, suspension or any material adverse modification of any such Permits; and (d) as of the date hereof, none of the Advisor Parties have received any written notice of any investigation commenced or pending by any Governmental Entity with respect to Advisor Parent, the business of each Target Company, or the Business Assets. The Permits listed on Schedule 3.7 constitute, to Advisor Parent’s Knowledge, all of the Permits required to own and use the Business Assets and to provide the services contemplated by the Advisory Agreements and the Property Management Agreements commencing the Effective Time.

Section 3.11           Legal Proceedings. As of the date of this Agreement, (a) there are no Actions pending or, to Advisor Parent’s Knowledge, threatened against or affecting Advisor Parent (to the extent related to the Business Assets), any Target Company, or the Business Assets by or before any Governmental Entity, nor is there any material investigation relating to Advisor Parent (to the extent relating to the Business Assets), any Target Company, or the Business Assets pending or, to Advisor Parent’s Knowledge, threatened by or before any Governmental Entity; (b) there is no Order outstanding against Advisor Parent (to the extent relating to the Business Assets), any Target Company, or affecting any property or asset of any Target Company or against or affecting the Business Assets; and (c) there is no Action pending or, except as set for in Schedule 3.11, to Advisor Parent’s Knowledge, threatened against or affecting Advisor Parent (to the extent relating to the Business Assets), any Target Company, or the Business Assets.

Section 3.12           Availability, Title to and Condition of Business Assets. All of the material Personal Property included in the Business Assets, whether owned or leased, has been maintained in accordance with reasonable and customary business practice and is in good operating condition, ordinary wear and tear excepted. Each Advisor Party has good and valid title to all Business Assets that it purports to own, free and clear of any Encumbrances, except as would not be material to the operation as an internally managed REIT. No Advisor Party is in material default under any lease agreement for Personal Property included in the Business Assets to which such entity is a party.

Section 3.13           Taxes. (a) each Target Company has timely filed all income and other material Tax Returns required to be filed by it; (b) all such Tax Returns were true, correct and complete in all material respects; (c) each Target Company has paid all Taxes (whether or not shown as due and owing on any such Tax Returns) and has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other Person; (d) no Target Company is currently the beneficiary of any extension of time within which to file any Tax Return; (e) there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Business Assets; (f) no foreign, federal, state, or local audits or Actions with respect to Taxes are threatened in writing, pending, or are being conducted with respect to any Target Company; (g) no Target Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (h) each of the Target Companies is, and has been since its formation, an entity that is disregarded as separate from its sole regarded owner for U.S. federal income tax purposes; (i) no written claim against any Target Company has been received by such Target Company from a Taxing Authority that any Target Company is or may be subject to taxation by that jurisdiction and in which any Target Company does not file Tax Returns; (j) no written claim or deficiency for any Taxes has been asserted, proposed or threatened against any Target Company that has not been finally resolved and/or paid in full; (k) none of the Target Companies (i) has ever been a member of an affiliated, consolidated, combined, unitary or similar Tax group or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by Contract (other than by a Contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes); (l) none of the Target Companies is a party to or is bound by any Tax sharing, Tax receivable, Tax indemnification, or any other similar agreement (other than a Contract entered into in the ordinary course of business, the primary purpose of which does not relate to allocation or payment of Taxes); (m) none of the Target Companies has distributed the stock of another Person nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; (n) none of the Target Companies is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous provision of any state, local or foreign Law); (o) none of the Target Companies has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise becomes subject to Tax jurisdiction in a country other than the country of its formation; and (p) no Target Company is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Taxing Authority.

Section 3.14            Labor. Solely with respect to Employees: (a) Employer is not, nor has ever been, a party to any collective bargaining agreement; (b) no application or petition for an election, or for certification, of a collective bargaining agent is pending; (c) there has not been in the two (2) years preceding the date of this Agreement, there is not presently pending or existing, and, to the Knowledge of Employer, there is not threatened, any strike, slowdown, picketing or work stoppage or employee grievance process involving Employer; and (d) except as would not reasonably be likely to result to material liability to Employer taken as a whole, no Action is pending, or to the Knowledge of Employer, threatened against or affecting Employer, nor has there been any such actual or threatened Action in the two (2) years preceding the date of this Agreement, relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, and to the Knowledge of Employer, there is no organizational activity or other labor dispute against or affecting any Employees. Except as disclosed on Schedule 3.14, Employer has not terminated the employment of any Employee during the sixty (60)-day period preceding the date of this Agreement. No Employee has given notice of any intent to terminate employment.

Section 3.15            Employee Benefit Plans.

(a)            Schedule 3.15(a) sets forth a list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all material employment, severance, change in control, bonus, equity-based compensation, bonus, incentive and vacation plan, program, policy or agreement sponsored or maintained by Employer, in which Employees participate (collectively, the “Benefit Plans”).

(b)            With respect to each material Benefit Plan, Employer has made available to GNL and the Internalization Subs copies, as applicable: the most recent plan documents and all amendments thereto and all related trust agreements or documentation pertaining to other funding vehicles (or, to the extent no such plan documents exist, a written summary of all material terms)

(c)            Except as would not reasonably be likely to result in material liability, each of the Benefit Plans has been maintained, operated and administered in material compliance with its terms and applicable Laws, including ERISA and the Code. Each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has at all times been operated in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder and (ii) either (A) has at all times been in a form which materially complies with the requirements of Section 409A of the Code or (B) has been timely amended under guidance issued pursuant to Section 409A of the Code so that its terms and provisions materially comply with the requirements of Section 409A of the Code.

(d)            Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or is entitled to rely on an opinion or advisory letter from the IRS with respect to a pre-approved master and prototype or volume submitter plan, and to the Knowledge of the Employer, nothing has occurred that would reasonably be expected to adversely affect the qualification of such Benefit Plan.

(e)            Except as set forth on Schedule 3.15(e), no Employer or any of their ERISA Affiliates maintains, contributes to, or sponsors (and has not ever maintained, contributed to, or sponsored) a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code in each case with respect to Employees. With respect to each group health plan benefiting Employees and former employees of Employer that is subject to Section 4980B of the Code, except as would not result in material Liability to Employer, Employer has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. The Employer has not provided post-employment medical or dental coverage to any of their former employees (or any dependent thereof), other than as required under COBRA or any similar state Law and purchased at the former employee’s own expense.

(f)            Except as set forth on Schedule 3.15(f), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other transactions or events, (i) entitle any Employee to any payment (whether of severance pay or otherwise), (ii) increase the amount or value, or accelerate the vesting or timing, of any benefit or compensation to any Employee, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Benefit Plan or employment agreement, (iv) directly or indirectly cause Advisor Parent or any other entity to transfer or set aside any assets to fund or otherwise provide for benefits for any individual, (v) entitle Employee to any gross up or indemnification from the Employer with respect to arrangement subject to the excise tax imposed by Section 4999 of the Code or with respect to Section 409A of the Code, or (vi) cause the loss of a deduction by any of the Parties under Section 280G of the Code.

Section 3.16            Insurance.

(a)            Schedule 3.16(a) sets forth, a complete and correct list of all material insurance policies maintained by, or for the direct benefit of any Target Company or the Business Assets as of the date of this Agreement, and true and complete copies of such policies have been made available to GNL and the Internalization Subs. Each of the policies identified on Schedule 3.16(a) is valid, enforceable and in force and effect and has been issued by an insurance carrier that is, to Advisor Parent’s Knowledge, solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies, to the Knowledge of Advisor Parent, was (at the times said applications were submitted) accurate and complete in all material respects and, to Advisor Parent’s Knowledge, all premiums and other amounts owing with respect to said policies were paid in full on a timely basis. None of the policies identified in Schedule 3.16(a) will terminate or lapse by reason of the consummation of the transactions contemplated by this Agreement.

(b)            No Advisor Party has received: (i) any written notice or other communication from the applicable insurance carrier regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 3.16(a); (ii) any written notice or other communication from the applicable insurance carrier regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 3.16(a); or (iii) any written indication from the issuer of any of the policies identified in Schedule 3.16(a) that it may be unwilling or unable to perform any of its obligations thereunder. As of the date hereof, there is no pending material claim by any Advisor Party against any insurance carrier under any insurance policy held by any Advisor Party.

Section 3.17           Subsidiaries. Except as set forth on Schedule 3.17, other than the Target Companies, Advisor Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into, or exchangeable or exercisable for, any equity or similar interest in, any limited liability company, corporation, partnership, joint venture or other business entity that is necessary to provide the services contemplated by the Advisory Agreements and the Property Management Agreements.

Section 3.18            Intellectual Property; Data Privacy.

(a)            Schedule 3.18(a) lists each Mark included in the Business Assets or currently used by any Target Company. To Advisor Parent’s Knowledge, unless otherwise set forth on Schedule 3.18(a), all such Marks (i) have been registered with the United States Patent and Trademark Office or with a corresponding state office, (ii) are currently in compliance in all material respects with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), (iii) are valid and enforceable, and (iv) not subject to any Actions or maintenance fees or Taxes that are or will become due within ninety (90) days after the Closing Date. To Advisor Parent’s Knowledge, no Mark listed on Schedule 3.18(a) and except as otherwise described on such Schedule 3.18(a) has been, or is now involved in any pending Action that opposes or seeks invalidation or cancellation of any such Mark, and to Advisor Parent’s Knowledge without independent investigation, no such Action is threatened. To Advisor Parent’s Knowledge without independent investigation, all products and materials used by each Advisor Party in the ordinary course of business and containing one or more of such Marks bear any legal notice required by applicable Law.

(b)            Schedule 3.18(b) lists each Domain Name used by any Target Company. To Advisor Parent’s Knowledge, all Domain Names listed on Schedule 3.18(b) that have been registered are (i) currently in compliance in all material respects with all formal legal requirements, (ii) valid and enforceable, and (iii) not subject to any Actions or maintenance fees or Taxes that are or will become due within ninety (90) days after the Closing Date.

(c)            To Advisor Parent’s Knowledge, each Target Company owns or has the right to use pursuant to Contract or otherwise all Intellectual Property necessary to provide the services contemplated by the Advisory Agreements and the Property Management Agreements. To Advisor Parent’s Knowledge, each of the Target Companies or any predecessor thereof has taken all commercially reasonably necessary action to maintain and protect each such item of Intellectual Property.

(d)            Advisor Parent has delivered to GNL and the Internalization Subs copies of all written documentation in its possession that evidences the ownership (or other right to use), the right to maintain and prosecute (if applicable), and support, each item of material Intellectual Property used in the ordinary course of business by any Target Company or other Advisor Party in connection with the Business Assets. With respect to each such item of material Intellectual Property, to Advisor Parent’s Knowledge: (i) the applicable Advisor Party possesses all right, title, and interest in and to the item, free and clear of any Encumbrance; (ii) each item is not subject to any outstanding Order; (iii) no Action is pending, or threatened (and there is no basis therefor), which challenges the enforceability, use, or ownership of the item; and (iv) no Advisor Party agreed to indemnify any Person for, or against, any interference, infringement, misappropriation, or other conflict with respect to each such item.

(e)            All IT Systems are, in all material respects, in good working condition and sufficient for the operation of the business of the Target Companies and the Business Assets as currently conducted. Since December 31, 2020, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the IT Systems that has not been remedied. The applicable Advisor Party has, in all material respects, taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(f)            Each Target Company and other Advisor Party (solely with respect to the operation of the Business Assets) has, since December 31, 2020, complied in all material respects with all applicable Laws and all publicly posted policies concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of its business. Since December 31, 2020, no Target Company or other Advisor Party (solely with respect to the operation of the Business Assets) has (i) experienced any material data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Entity or other Person concerning the Target Companies or other Advisor Party’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification.

Section 3.19           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Advisor Parties that would be payable by the Target Companies.

Section 3.20           Securities Law Matters; Transfer Restrictions.

(a)            Advisor Parent acknowledge that GNL intends the offer and issuance of the GNL Shares to be exempt from registration under the Securities Act and applicable state securities Laws by virtue of (i) the status of Advisor Parent as an “accredited investor” within the meaning of the federal securities Laws, and (ii) Regulation D promulgated under Section 4(a)(2) of the Securities Act (“Regulation D”), and that GNL will rely in part upon the representations and warranties made by Advisor Parent in this Agreement in making the determination that the offer and issuance of the GNL Shares qualify for exemption under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D as an offer and sale only to “accredited investors.”

(b)            Advisor Parent is an “accredited investor” within the meaning of the federal securities Law, particularly Regulation D.

(c)            Advisor Parent will acquire the GNL Shares for its own account and not with a view to, or for sale in connection with, any “distribution” thereof within the meaning of the Securities Act. Advisor Parent has sufficient knowledge and experience in financial, Tax, and business matters to enable it to evaluate the merits and risks of investment in the GNL Shares. Advisor Parent has the ability to bear the economic risk of acquiring the GNL Shares. Advisor Parent acknowledges that (i) the transactions contemplated by this Agreement involve complex Tax consequences for Advisor Parent, and Advisor Parent is relying solely on the advice of Advisor Parent’s own Tax advisors in evaluating such consequences; (ii) neither GNL nor any Internalization Sub has made (nor shall it be deemed to have made) any representations or warranties as to the Tax consequences of such transaction to Advisor Parent; and (iii) references in this Agreement to the intended Tax effect of the transactions contemplated hereby shall not be deemed to imply any representation by GNL or any Internalization Sub as to a particular Tax effect that may be obtained by Advisor Parent. Advisor Parent remains solely responsible for all Tax matters relating to Advisor Parent.

(d)            Advisor Parent has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the GNL Shares and any other information Advisor Parent has requested. Advisor Parent has had an opportunity to ask questions of, and receive information and answers from, GNL and/or any Internalization Sub concerning GNL, any Internalization Sub, the GNL Shares, and the contribution of the Business Assets, and to assess and evaluate any information supplied to Advisor Parent by GNL and/or the Internalization Subs, and all such questions have been answered, and all such information has been provided to the satisfaction of Advisor Parent.

(e)            Advisor Parent acknowledges that it is aware that there are substantial restrictions on the transferability of the GNL Shares. Advisor Parent agrees that any GNL Shares it acquires will not be sold in the absence of registration unless such sale is exempt from registration under the Securities Act and applicable state securities Laws.

Section 3.21           Advisory Agreements. Except as set forth in Schedule 3.21, Advisor Parent has not submitted, and as of the date hereof is not currently intending to submit, any claims for indemnification that are pending as of the date hereof under any of the Advisory Agreements.

Section 3.22            Leased Real Property.

(a)            There is no real property owned by any Advisor Party that is used in or necessary for the conduct of the business of the Target Companies or the Business Assets. Schedule 3.22(a) contains a true, complete and correct list of (i) all of the leases of real property necessary for the conduct of the business of the Target Companies or the Business Assets and which are in effect (the “Real Property Lease Agreements”) and (ii) all of the ground leases and prime leases that underlie any such lease agreement, each, including without limitation all amendments thereto and all guaranties provided by the Advisor Parties in connection therewith (the “Ground Lease Agreements”).  The Real Property Lease Agreements are in full force and effect, and the applicable Advisor Party holds a valid and existing leasehold interest under each of the Real Property Lease Agreements, free and clear of any Encumbrances, other than (w) statutory Encumbrances of landlords under the Real Property Lease Agreements; (x) consisting of easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar Encumbrances on or affecting the underlying fee interest in the Leased Real Property that do not materially interfere with the ordinary conduct of the business of the Target Companies or the Business Assets; (y) the terms, covenants and conditions set forth in the Real Property Lease Agreements and Ground Lease Agreements; and (z) any Encumbrances for real estate taxes not yet due and payable or that are being contested in good faith through adequate proceedings.

(b)            Except as set forth in Schedule 3.22(b), no Advisor Party has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease Agreement nor has any Advisor Party entered into with any other Person any sublease, license or other agreement that relates to the use or occupancy of all or any portion of the real property leased pursuant to the Real Property Lease Agreements (the “Leased Real Property”). The use and operation of the Leased Real Property in the conduct of the business of the Target Companies or the Business Assets does not violate in any material respect any applicable Law, covenant, condition, restriction, easement, license, Permit or Contract.  No Advisor Party has received any written notice of any pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Leased Real Property.  The Leased Real Property constitutes all of the real property used or occupied by the Advisor Party in connection with the conduct of the business of the Target Companies or the Business Assets.

Section 3.23           Anti-Corruption. Each Target Company and any of its managers, directors, officers and, to the Knowledge of the Advisor Parent, non-officer employees, agents, Representatives, or other Persons acting on behalf of any Target Company, is, and for the last five (5) years has been, in compliance with all Anti-Corruption Laws. No Target Company nor any Person acting on its behalf has (a) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic Government Official, (c) made, offered, authorized or promised any payment or provision of anything of value to any Government Official corruptly to induce action or inaction on the part of the recipient or otherwise improperly influence a decision to award business or provide other favorable advantage or treatment, or (d) engaged in any conduct that could be construed as a bribe, kickback, payoff, or influence payment of any kind. The books of account and other financial records of the Target Companies (i) are accurate, complete, and correct, (ii) represent actual, bona fide transactions and (iii) have been maintained in accordance with sound business practices, including the maintenance of adequate internal accounting controls. No Target Company has not been the subject of any internal or external investigation, litigation, inquiry, allegations, or administrative, enforcement, or other proceedings by any Governmental Entity, bank, or any customer or other business partner regarding actual or alleged violations of any applicable Anti-Corruption Laws. No such investigation, litigation, inquiry or proceeding is pending or, to Advisor Parent’s Knowledge, threatened, and there are no circumstances which are likely to give rise to any such investigation, litigation, inquiry, allegations, or proceedings.

Section 3.24           Advisor Parent Ownership and Ownership of GNL and RTL. Advisor Parent has not Beneficially Owned or Constructively Owned more than nine and eight-tenths percent (9.8%) in value of the aggregate of the outstanding shares of stock of GNL or RTL, as applicable, or more than nine and eight-tenths percent (9.8%) percent (in value or in number of shares, whichever is more restrictive) of any class or series of shares of stock of GNL or RTL, as applicable. The direct and indirect owners of Advisor Parent and their ownership of Advisor Parent and their Beneficial Ownership and Constructive Ownership of GNL or RTL are reflected on Schedule 3.24 hereto. None of such direct and indirect owners of Advisor Parent Beneficially Own or Constructively Own more than nine and eight-tenths percent (9.8%) in value of the aggregate of the outstanding shares of stock of GNL and RTL.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE INTERNALIZATION SUBS, GNL, GNL OP, RTL AND RTL OP

Each Internalization Sub, GNL, GNL OP, RTL and RTL OP hereby jointly and severally represent and warrant to Advisor Parent that:

Section 4.1             Organization and Good Standing. Each of the Internalization Subs, GNL OP and RTL OP is a limited liability company or limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of GNL and RTL is a corporation, duly incorporated, validly existing and in good standing under the Laws of the state of Maryland. Each of the Internalization Subs, GNL, GNL OP, RTL and RTL OP has all requisite power and authority to carry on its business as now being conducted. Each of the Internalization Subs, GNL, GNL OP, RTL and RTL OP are in compliance with their Organizational Documents.

Section 4.2             Power and Authority; Enforceability. The Internalization Subs, GNL, GNL OP, RTL and RTL OP each has all requisite limited liability company and corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby (including without limitation, the consummation of the applicable Internalization Merger and the issuance of the applicable Share Consideration). The execution and delivery of each of this Agreement and the other Transaction Documents by the Internalization Subs, GNL, GNL OP, RTL and RTL OP and the consummation by the Internalization Subs, GNL, GNL OP, RTL and RTL OP of the transactions contemplated hereby and thereby (including without limitation, the consummation of the applicable Internalization Merger and the issuance of the applicable Share Consideration) have been duly authorized by all requisite action on the part of the Internalization Subs, GNL, GNL OP, RTL and RTL OP. This Agreement and each of the other Transaction Documents has been, or upon execution and delivery will be, duly executed and delivered by the Internalization Subs, GNL, GNL OP, RTL and RTL OP, as applicable, and constitute, or upon execution and delivery will constitute, the valid and binding obligations of the Internalization Subs, GNL, GNL OP, RTL and RTL OP, as applicable, enforceable in each case against the Internalization Subs, GNL, GNL OP, RTL and RTL OP in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.3             No Conflicts; Required Consents. Except as provided in Schedule 4.3, the execution and delivery of this Agreement and the other Transaction Documents by the Internalization Subs, GNL, GNL OP, RTL and RTL OP does not, and the performance thereby of the transactions contemplated hereby and thereby (including without limitation, the consummation of the applicable Internalization Merger, the payment of the applicable Merger Consideration, and the issuance of the applicable Share Consideration) will not, (i) violate, conflict with, or result in any breach of any provision of the Internalization Subs, GNL, GNL OP, RTL or RTL OP’s Organizational Documents (in each case as may be modified prior to the Closing Date pursuant to Section 5.7), (ii) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination, or result in the acceleration, of, or entitle any party to accelerate, any obligation of the Internalization Subs, GNL, GNL OP, RTL or RTL OP, or result in the loss of any benefit, or give rise to the creation of any Encumbrance on any property or asset of the Internalization Subs, GNL, GNL OP, RTL or RTL OP under any of the terms, conditions or provisions of any material Contract, indenture, note, instrument or obligation to which any property or asset of the Internalization Subs, GNL, GNL OP, RTL or RTL OP may be bound or subject, except any such violation, which, individually or in the aggregate, would not be material to the Internalization Subs, GNL, GNL OP, RTL and RTL OP, taken as a whole, or (iii) violate any Law applicable to such the Internalization Subs, GNL, GNL OP, RTL or RTL OP or by or to which any property or asset of the Internalization Subs, GNL, GNL OP, RTL or RTL OP is bound or subject, except in each of clauses (i), (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Internalization Subs, GNL, GNL OP, RTL, and RTL OP to consummate the transactions contemplated hereby.

Section 4.4             Issuance of Shares. The GNL Shares, when issued and delivered in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid, and non-assessable. The GNL Shares will be free of any Encumbrances, other than those under applicable state and federal securities and antitakeover Laws and this Agreement. The GNL Shares will not be issued in violation of any preemptive rights or rights of first refusal in GNL’s Organizational Documents.

Section 4.5             Tax Status of the Internalization Subs. Each Internalization Sub has at all times during its existence been properly treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes.

Section 4.6             Capitalization. Schedule 4.6 sets forth the equity capitalization of (a) GNL, GNL OP, RTL, RTL OP and the Internalization Subs as of the date hereof and (b) GNL and GNL OP as of the date of Closing, immediately after the consummation of the Internalization Mergers. Except as set forth on Schedule 4.6 and pursuant to this Agreement, there are no rights of any kind, written or oral, granted by GNL, GNL OP, RTL, RTL OP or the Internalization Subs to acquire any interest in GNL, GNL OP, RTL, RTL OP or the Internalization Sub. Except as set forth on Schedule 4.6, (i) there are no outstanding subscriptions, options, warrants, phantom stock or appreciation rights, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of GNL, GNL OP, RTL, RTL OP or the Internalization Subs or obligating GNL, GNL OP, RTL, RTL OP or the Internalization Subs to issue or sell any interests of, or any interest in, GNL, GNL OP, RTL, RTL OP or the Internalization Subs, respectively, (ii) there are no outstanding contractual obligations of GNL, GNL OP, RTL, RTL OP or the Internalization Subs to repurchase, redeem or otherwise acquire any of its interests or to provide funds to, or make any investment in, any other Person and (iii) there are no Contracts, proxies or power of attorney or understandings in effect with respect to the voting or transfer of any of the interests of GNL, GNL OP, RTL, RTL OP or the Internalization Subs.

Section 4.7             Legal Proceedings. Except as set forth in Schedule 4.7, as of the date of this Agreement, (a) there are no Actions pending or, to GNL’s Knowledge, threatened against GNL, GNL OP, RTL, RTL OP or the Internalization Subs or GNL or any material property or asset of GNL, GNL OP, RTL, RTL OP or the Internalization Subs by or before any arbitrator or Governmental Entity, nor is there any material investigation relating to GNL, GNL OP, RTL, RTL OP or the Internalization Subs any property or asset of GNL, GNL OP, RTL, RTL OP or the Internalization Subs pending or, to GNL’s Knowledge, threatened by or before any arbitrator or Governmental Entity; (b) there is no Order outstanding against GNL, GNL OP, RTL, RTL OP or the Internalization Subs affecting any property or asset of GNL, GNL OP, RTL, RTL OP or the Internalization Subs; and (c) there is no Action pending, or to GNL’s Knowledge, threatened against GNL, GNL OP, RTL, RTL OP or the Internalization Subs.

Section 4.8             Brokers. Except as set forth on Schedule 4.8, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GNL, GNL OP, RTL, RTL OP or the Internalization Subs.

Section 4.9             Sufficiency of Funds. GNL has, and at the Closing will have, sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Aggregate Cash Consideration and all other cash amounts payable pursuant to this Agreement and the other Transaction Documents.

Section 4.10           Rights Plan. No “Stock Acquisition Date” or “Distribution Date” (as such terms are defined in the REIT Merger Agreement) will occur as a result of the execution of this Agreement or any other transactions contemplated by this Agreement or the consummation of the Merger..

ARTICLE 5

COVENANTS

Section 5.1             Conduct of Business Prior to Closing. From the date hereof until the Closing or earlier termination of this Agreement in accordance with Article 11, except as otherwise expressly provided in this Agreement, the Target LLCs shall, and Advisor Parent shall cause the Target Companies and the other Advisor Parties, as applicable, to: (i) use commercially reasonable efforts to conduct the business of each Target Company in all material respects and the business of any other Advisor Party in all material respects as it relates to the Business Assets in the ordinary course, consistent with past practice and in compliance with the requirements of the Advisory Agreements and the Property Management Agreements; (ii) use commercially reasonable efforts to keep available the services of its present officers and employees who provide material services to GNL and RTL and their Subsidiaries; and (iii) use commercially reasonable efforts to preserve its relationships with others having business dealings with it relating to the business of each Target Company or the Business Assets. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, from the date hereof to the Closing, without the prior written consent of GNL and the Internalization Subs (which consent shall not be unreasonably withheld, conditioned or delayed), the Target Companies shall not, and Advisor Parent shall cause the Target LLCs not to:

(a)            sell, lease, encumber, transfer, license or dispose of any Business Assets or material properties or assets of any of the Target Companies, other than in the ordinary course of business consistent with past practice;

(b)            amend or terminate any Identified Contract, other than in the ordinary course of business;

(c)            fail to timely pay any account payable in the ordinary course of business, other than amounts that are subject to dispute in good faith;

(d)            take any action or fail to take any action, which action or failure that would adversely affect GNL or RTL’s qualification as a REIT or GNL OP’s or RTL OP’s qualification as a partnership for U.S. federal income tax purposes;

(e)            enter into any new line of business;

(f)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(g)            allow the lapse or termination of material policies of insurance unless contemporaneously replaced;

(h)            change (or permit to be changed) any material accounting or Tax procedure, method or practice (including any material method of accounting for Tax purposes) in a manner that would be binding on the Target Companies following the Closing; make, change or revoke (or permit to be made, changed or revoked) any material Tax election in a manner that would be binding on the Target Companies following the Closing; amend any material Tax Return of the Target Companies; change the Tax classification of any Target Company; or enter into any “closing agreement” with any Taxing Authority in a manner that would be binding on the Target Companies following the Closing;

(i)            increase in any manner the compensation or benefits of any Employee, accelerate vesting of any benefit or payment to any Employee or pay or otherwise grant any benefit with respect to any Employee, or enter into any contract to do any of the foregoing, in each case other than as set forth in the REIT Merger Agreement or as set forth on Schedule 5.1(i);

(j)            commit to any single or aggregate capital expenditure or commitment in excess of $25,000,000 (on a consolidated basis);

(k)            except as required to consummate the transactions pursuant to this Agreement and the Transaction Documents, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(l)            cancel any debts or waive any claims or rights of relating to the business of the Target Companies or the Business Assets having an individual or aggregate value in excess of $2,500,000;

(m)            enter into any lease for real property or assign its rights under, amend or terminate any lease with respect to real property;

(n)            issue, sell or grant any equity interests of any of the Target Companies, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity interests of any of the Target Companies, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any equity interests of any of the Target Companies or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests of any of the Target Companies or any other securities in respect of, in lieu of, or in substitution for, the equity interests of any Target Company that are outstanding on the date hereof;

(o)            initiate any claim, action, suit or proceeding or settle or compromise any claim, action, suit or proceeding pending or threatened against it or relating to the Target Companies or the Business Assets, other than any such settlement or compromise that involves solely payment of money damages in an amount not in excess of $2,500,000 individually or $5,000,000 in the aggregate that is paid prior to Closing; provided, however, for the avoidance of doubt, that none of the Advisor Parties nor any of their Subsidiaries shall agree to, or shall, settle any claim, action, suit or proceeding if the settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Target Companies or the Business Assets;

(p)            enter into a collective bargaining agreement or any other agreement with a union, works council or other labor organization;

(q)            hire or terminate any executive officer or director of any Employer or Target Company other than (i) a termination for cause, or (ii) due to role elimination, or enter into any transaction or any contract with, any Employee, or promote or appoint any Person to a position of executive officer or director of any Target Company or Employer; in each case other than (w) as set forth on Schedule 5.1(q), (x) in the ordinary course of business, (y) to replace any departing officer, employee or director or (z) if such executive officer or director’s employment or service can be terminated upon not more than 30 days’ notice or without payment in excess of $1,000,000;

(r)            make or authorize any change in its Organizational Documents;

(s)            abandon, encumber, assign, convey title (in whole or in part), exclusively license or grant any right or other licenses to Intellectual Property;

(t)            take, or agree or otherwise commit to take, or cause GNL or RTL to take or to agree or otherwise commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby; or

(u)            take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to prevent the satisfaction of any condition set forth in Article 8.

Section 5.2              Reasonable Best Efforts; Government Approvals and Other Required Third-Party Consents.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use their respective reasonable best efforts to take, or cause to be taken, or as appropriate to refrain from taking, all actions, and to do, or cause to be done, or as appropriate to refrain from doing, all things reasonably necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by the Transaction Documents. In addition, Advisor Parent, GNL SLP, RTL SLP and each of the Target Companies will cooperate with GNL and the Internalization Subs and shall take all steps reasonably requested by GNL to the extent necessary to obtain any third-party consents, waivers and approvals needed to consummate the transactions contemplated hereby; provided, that, except as set forth on Schedule 5.2, neither Advisor Parent, GNL SLP, RTL SLP nor any of the Target LLCs shall be required to pay any amounts or provide other consideration to any third party in obtaining any such consents.

(b)            Without limiting the foregoing, promptly following the execution of this Agreement, but in no event later than ten (10) Business Days following the date of this Agreement, the Parties shall file, or cause to be filed by their respective “ultimate parent entities,” with the Federal Trade Commission and the Department of Justice, the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated herein and in the other Transaction Documents. In addition, Advisor Parent and GNL shall promptly proceed to prepare and file with the appropriate Governmental Entities such additional requests, reports or notifications as may be required or, in the reasonable opinion of Advisor Parent or GNL, advisable, in connection with this Agreement. GNL shall pay one hundred percent (100%) of any filing fees required in connection with the foregoing filings and submissions. With respect to each of the filings and requests contemplated by this Section 5.2(b), the Parties shall diligently and expeditiously prosecute, and shall cooperate with each other in the prosecution of, such matters, including, subject to applicable Law, by permitting counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with any such filing or any proposed written communication with any Governmental Entity and by providing counsel for the other Party with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Governmental Entity and any other information supplied by such Party and such Party’s Subsidiaries to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that (x) materials may be redacted before being provided to the other Party as necessary to avoid disclosure of other competitively sensitive information or to address reasonable privilege or confidentiality concerns, (y) copies of documents filed by a Party pursuant to Item 4(c) of the Notification and Report Form filed with the Federal Trade Commission and the Department of Justice shall only be provided to the other Party’s counsel and (z) nothing contained herein shall require any Party to disclose to the other Party (A) information which reveals such Party’s negotiating objectives or strategies regarding the transactions contemplated hereby, (B) information relating to businesses and investments of such Party’s Affiliates (except to the extent related to the Business Assets or the business of the Target Companies) or (C) any information for which disclosure is prohibited by any Governmental Entity. Subject to the limitations set forth herein, each of Advisor Parent and GNL shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission. If permitted by applicable Law and the applicable Governmental Entity, each Party agrees to provide to the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates and Representatives, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby.

(c)            Notwithstanding the foregoing, nothing in this Section 5.2 shall require, or be construed to require, any Party: (i) to dispose, transfer or hold separate, or cause any of its Affiliates to dispose, transfer or hold separate any assets or operations, or to commit or to cause the Target Companies to dispose of any assets; (ii) to discontinue or cause any of its Affiliates to discontinue offering any product or service, or to commit to cause the Target Companies to discontinue offering any product or service; or (iii) to make or cause any of its Affiliates to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Target Companies, and the Target Companies shall not agree, commit or consent to any of such restrictions described in clauses (i)-(iii) with respect to itself, in each case without the prior written consent of the other Parties.

(d)            To the extent necessary to effect the Internalization Mergers in accordance with the terms of this Agreement, GNL shall comply with its obligations set forth in (i) Section 6.3 of the REIT Merger Agreement as in effect as of the date hereof in order to obtain the Parent Stockholder Approval (as defined in the REIT Merger Agreement), and (ii) Section 6.6 of the REIT Merger Agreement as in effect as of the date hereof, including regarding Parent Recommendation (as defined in the REIT Merger Agreement).

Section 5.3             Public Announcements. The Parties shall mutually agree in writing as to the timing and contents of any public announcement or other public communications in respect of this Agreement or the transactions contemplated hereby, including, for the avoidance of doubt, a press release announcing the execution of this Agreement (with each Party to consider the other Parties’ comments with respect to such press release and any other public announcement or public communications in good faith); provided, that this provision shall not limit any Party’s disclosure obligations as required by (i) applicable Law (including, for the avoidance of doubt, any filings pursuant to the Securities Act) or (ii) the rules and regulations of any exchange on which such Party’s or its Affiliates’ securities are traded or listed (in either case, based upon the reasonable advice of counsel). Notwithstanding the foregoing, this Section 5.3 shall not apply to any press release or other public communication to the extent it is substantially consistent with any press release, public announcement or public communication previously issued or disclosed in accordance with this Section 5.3.

Section 5.4              Employee Covenants.

(a)            As soon as practicable and no later than fifteen (15) days after the date hereof (or with respect to an Identified Employee hired after the date of this Agreement, no later than three (3) Business Days after the date of which Advisor Parent notifies GNL that such Identified Employee has been added to the list of Identified Employees), GNL shall offer employment to the Identified Employees and such offer shall provide that GNL will maintain their respective salary and target bonus and will provide incentive compensation and other benefits that are substantially comparable to the benefits currently provided to such Identified Employees and such offer of employment shall commence as of the Closing. If Advisor Parent submits a substitute for an Additional Key Employee as contemplated by Section 8.2(f), then GNL shall promptly offer employment to such substitute employee and such offer shall be on terms that are substantially comparable to the terms currently provided to the Additional Key Employee for whom they are being substituted. Employees that commence employment with GNL as of the Closing shall be referred to as “Transferred Employees.” The Parties agree that they shall cooperate in providing appropriate information as to Employees in connection with GNL’s offers of employment and onboarding of Employees.

(b)            During the period commencing on the Closing and ending on the date that is twelve (12) months from the Closing (or if earlier, the date of the Transferred Employee’s termination of employment with Employer), GNL and the Internalization Subs shall, or shall cause an Affiliate of GNL and the Internalization Subs to, maintain, for each Transferred Employee, (i) their respective salary and target bonus and (ii) employee group health insurance benefits, defined contribution retirement plan benefits opportunities and equity incentive opportunities that are, in the aggregate, substantially comparable to those provided to the Transferred Employees immediately prior to the Closing. GNL and its Affiliates shall not assume or have any liability with respect to any Benefit Plan established or maintained by Employer.

(c)            GNL and the Internalization Subs shall, or shall cause its Affiliates to, give each Transferred Employee full credit for such Transferred Employee’s service with Employer (and predecessors, as applicable) prior to the Closing for eligibility and vesting purposes and for purposes of vacation accrual and severance benefit determinations under any Benefit Plans established or maintained by Employer in which the Transferred Employee participates following the Closing to the same extent recognized by Employer immediately prior to the Closing under a comparable Benefit Plan in which the Transferred Employee participated; provided, however, that such service shall not be recognized (i) for purposes of benefits accrual under any defined benefit pension plans or retiree health or welfare plan or arrangement or (ii) to the extent that such recognition would result in a duplication of coverage or benefits with respect to the same period of service. GNL and the Internalization Subs shall, or shall cause its Affiliates to, (i) waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan maintained by GNL and the Internalization Subs or its Affiliates that provides health benefits in which Transferred Employees may be eligible to participate following the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by a Transferred Employee and his or her eligible dependents under the health plans in which such Transferred Employee participated immediately prior to the Closing during the portion of the plan year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans maintained by GNL and the Internalization Subs or its Affiliates in which such Transferred Employee is eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents on or after the Closing, except to the extent such waiting period or requirement would have been applicable under a comparable Benefit Plan in which the Transferred Employee participated immediately prior to the Closing.

(d)            It is anticipated that effective as of the Closing, GNL and the Internalization Subs shall, or shall cause its Affiliates to, adopt employee benefit plans effective as of the Closing, with the terms and conditions of such plans to be substantially comparable to the comparable Benefit Plans prior to the Closing, in order to meet its obligations under this Section 5.4; provided that the terms and conditions of such new benefit plans may be modified as mutually agreed to between Advisor Parent and its Affiliates and GNL and the Internalization Subs and the parties shall cooperate together in good faith.

(e)            GNL shall assume the employment agreements listed on Schedule 5.4(e) (the “Foreign Transferred Employees”) and shall comply with all Laws, including any Employee Transfer Legislation, if applicable. The Parties shall cooperate in good faith with respect to any obligation to consult or inform such employees and to enter into any documents required with respect to the transfer of employment and GNL shall indemnify and hold harmless Advisor Parent with respect to any liability with respect to the Foreign Transferred Employees. The Foreign Transferred Employees shall be included in the definition of Transferred Employee.

(f)            Prior to the Closing, Advisor Parent may assign the Material Employment Agreements to GNL Advisor. GNL shall assume the Material Employment Agreements at the Closing.

(g)            Following the Closing, Advisor Parent agrees to provide to GNL (or a Subsidiary) the services of Advisor Parent’s employees set forth on Schedule 5.4(g) for the purposes of providing transitional services as reasonably requested by GNL on a part-time basis in connection with the transactions contemplated with this Agreement for at least the minimum number of months set forth next to each employee’s name on Schedule 5.4(g) (“Advisor Transition Services Period”); provided, that, in no event shall the Advisor Transition Services Period for any employee exceed nine (9) months. GNL agrees to reimburse Advisor Parent for the base salary, bonus and benefits of each such employee for the Advisor Transition Services Period set forth on Schedule 5.4(g) (to be pro-rated to account for the part-time arrangement), and Advisor Parent agrees not to terminate the employment of such employees other than for cause during the Advisor Transition Services Period.

(h)            Following the Closing, GNL agrees to provide to Advisor Parent (or a Subsidiary) the services of GNL’s employees set forth on Schedule 5.4(h) for the purposes of providing transitional services as reasonably requested by Advisor Parent on a part-time basis in connection with the transactions contemplated with this Agreement for at least the minimum number of months set forth next to each employee’s name on Schedule 5.4(h) (“GNL Transition Services Period”); provided, that, in no event shall the GNL Transition Services Period for any employee exceed nine (9) months. Advisor Parent agrees to reimburse GNL for the base salary, bonus and benefits of each such employee for the GNL Transition Services Period set forth on Schedule 5.4(h) (to be pro-rated to account for the part-time arrangement), and GNL agrees not to terminate the employment of such employees other than for cause during the GNL Transition Services Period.

(i)            The treatment of outstanding equity or equity-based awards held by Employees with respect to GNL and RTL shall be as set forth on Schedule 5.4(i).

(j)            On or after the date hereof and prior to the Closing, GNL or one of its Subsidiaries shall establish a retention pool described on Schedule 5.4(j) to be granted to employees (“Retention Cash Award”) payable in cash, less applicable taxes, as recommended by Edward M. Weil, Jr. and James Nelson to the GNL Board and/or Compensation Committee (which shall make the final determination), subject to such employee’s continued employment on the payout date, which shall not exceed 12 months following the Closing. If such employee’s employment is terminated in a Qualifying Termination, then the Retention Cash Award for such employee shall be paid to such terminated employee within 30 days following the date of such Qualifying Termination. For the avoidance of doubt, GNL shall be solely responsible for the payment of the Retention Cash Award and shall take all actions necessary or desirable to effectuate the foregoing; provided that such awards may be conditioned on the Closing.

(k)            This Section 5.4 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement, including any Benefit Plan. The Parties acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any Transferred Employee or any other Person to any continued employment with GNL and the Internalization Subs or compensation or benefits of any nature or kind whatsoever.

Section 5.5             GNL 2021 Award Treatment.

(a)            Following the date hereof and prior to the Closing, GNL Advisor shall distribute the GNL LTIP Units to GNL SLP.

(b)            Immediately following the date hereof, GNL and GNL OP shall take all actions required or necessary to permit the modification of the GNL 2021 Award so that such award may be converted, upon the GNL LTIP Election (as defined below), into 2,500,000 Restricted Shares instead of 2,500,000 LTIP Units (as defined in the GNL 2021 Plan). If, following the time of such conversion but prior to the Closing, the GNL Shares have been increased, decreased, changed into or exchanged for a different number or kind of units or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the number of Restricted Shares into which the award shall convert.

(c)            From and after the date hereof, Advisor Parent shall have the right, in its sole discretion, to cause the GNL 2021 Award to be modified and converted into Restricted Shares (as defined in the GNL 2021 Plan) (the “GNL LTIP Election”). For the avoidance of doubt, no conversion of the GNL 2021 Award shall occur unless Advisor Parent elects, in its sole discretion, the GNL LTIP Election.

(d)            Upon Advisor Parent exercising the GNL LTIP Election, GNL shall immediately issue to GNL SLP the applicable Restricted Shares, subject to an award agreement that is substantially identical to the GNL 2021 Award, except with such modifications as are contemplated by this Section 5.5. Whether or not the GNL LTIP Election is made, all vesting conditions, whether based on time or performance, shall continue to remain in full effect, except with such modifications as are contemplated hereby (including Section 5.5(g)).

(e)            Pursuant to Section 4 of the GNL 2021 Award, each of the earned GNL LTIP Units is entitled to a priority catch up distribution in cash (the “GNL Catch Up”). At the Closing, GNL OP shall pay GNL SLP the then applicable GNL Catch Up in cash as a result of any earned GNL LTIP Units.

(f)            Effective as of immediately following Advisor Parent’s exercise of the GNL LTIP Election, other than with respect to any GNL Catch Up, any dividend or distribution which would otherwise be paid or provided with respect to LTIP Units shall instead be made on the 2,500,000 Restricted Shares with the provisions of Section 4 of the GNL 2021 Award applying to such dividends or distributions prior to the Closing.

(g)            Upon the Closing, all 2,500,000 Restricted Shares (or LTIP Units, as applicable) shall vest and may be earned based upon the achievement of performance as calculated at the Closing and, in the case of any such vested and earned Restricted Shares, such shares shall be released from all restrictions and will be registered pursuant to an effective registration statement under the Securities Act and, when delivered, will be freely tradeable without restriction under the federal securities Laws. If the Closing does not occur, then such Restricted Shares (or LTIP Units, as applicable) shall continue to vest in accordance with their terms.

(h)            GNL and the Committee (as defined in the GNL 2021 Plan) shall take all actions, including obtaining any necessary approvals, set forth in this Section 5.5 and acknowledges and agrees that the Committee has the authority to effectuate the foregoing.

Section 5.6              RTL 2021 Award Treatment.

(a)            Following the date hereof and prior to the Closing, RTL Advisor shall distribute the RTL LTIP Units to RTL SLP.

(b)            Immediately following the date hereof, RTL and RTL OP shall take all actions required or necessary to permit the modification of the RTL 2021 Award so that such award may be converted, upon the RTL LTIP Election (as defined below), into 8,528,885 Restricted Shares instead of 8,528,885 LTIP Units (as defined in the RTL 2018 Plan). If, following the time of such conversion but prior to the Closing, the shares of common stock of RTL have been increased, decreased, changed into or exchanged for a different number or kind of units or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the number of Restricted Shares into which the award shall convert.

(c)            From and after the date hereof, Advisor Parent shall have the right, in its sole discretion, to cause the RTL 2021 Award to be modified and converted into Restricted Shares (as defined in the RTL 2018 Plan) (the “RTL LTIP Election”). For the avoidance of doubt, no conversion of the RTL 2021 Award shall occur unless Advisor Parent elects, in its sole discretion, the RTL LTIP Election.

(d)            Upon Advisor Parent exercising the RTL LTIP Election, RTL shall immediately issue to RTL SLP the applicable Restricted Shares, subject to an award agreement that is substantially identical to the RTL 2021 Award, except with such modifications as are contemplated by this Section 5.6. Whether or not the RTL LTIP Election is made, all vesting conditions, whether based on time or performance, shall continue to remain in full effect, except with such modifications as are contemplated hereby (including Section 5.6(g)).

(e)            Pursuant to Section 4 of the RTL 2021 Award, each of the earned RTL LTIP Units is entitled to a priority catch up distribution in cash (the “RTL Catch Up”). At the Closing, RTL OP shall pay RTL SLP the then applicable RTL Catch Up in cash as a result of any earned RTL LTIP Units.

(f)            Effective as of immediately following Advisor Parent’s exercise of the RTL LTIP Election, other than with respect to the RTL Catch Up, any dividend or distribution which would otherwise be paid or provided with respect to LTIP Units shall instead be made on the 8,528,885 Restricted Shares with the provisions of Section 4 of the RTL 2021 Award applying to such dividends or distributions prior to the Closing.

(g)            Upon the Closing, all 8,528,885 Restricted Shares (or LTIP Units, as applicable) shall vest and may be earned based upon the achievement of performance as calculated at the Closing and, in the case of any such vested and earned Restricted Shares, such shares shall be released from all restrictions and will be registered pursuant to an effective registration statement under the Securities Act and, when delivered, will be freely tradeable without restriction under the federal securities laws. If the Closing does not occur, then such Restricted Shares (or LTIP Units, as applicable) shall continue to vest in accordance with their terms.

(h)            GNL and the Committee (as defined in the RTL 2018 Plan) shall take all actions, including obtaining any necessary approvals, set forth in this Section 5.6 and acknowledges and agrees that the Committee has the authority to effectuate the foregoing.

Section 5.7             Waiver of Ownership Limitations. Advisor Parent acknowledges and understands that each of GNL and RTL intends to continue to operate in such a manner as to qualify as a REIT for the taxable year ended December 31, 2023 and beyond. Upon or prior to the Closing Date, GNL shall (a) waive pursuant to its Organizational Documents (and subject to the terms thereof) by the filing of a Certificate of Notice with the Maryland State Department of Assessments and Taxation any ownership limitations set forth in GNL’s Organizational Documents with respect to GNL Shares held by Advisor Parent or any Person that is a direct or indirect equity owner thereof, or otherwise exempt pursuant to its Organizational Documents (and subject to the terms thereof) Advisor Parent or any such Person from such ownership limitations, in each case to the extent such limitations would otherwise impact or restrict the ability for the Aggregate Share Consideration to be issued in full pursuant to this Agreement or the ability for LTIP Units to be fully exchanged for GNL Shares (including by designating Advisor Parent or any such Person as an “Excepted Holder” with an “Excepted Holder Limit” and decreasing the “Aggregate Share Ownership Limit” for all other Persons (each as defined in GNL’s Articles of Restatement)); and (b) provide Advisor Parent with evidence reasonably satisfactory to Advisor Parent of such waiver or exemption, and any such amendment. In connection with the foregoing, Advisor Parent shall execute, and shall cause any other Person that is a direct or indirect equity owner of Advisor Parent and that Beneficially Owns or Constructively Owns shares of stock of GNL or RTL (as applicable), or is otherwise designated as an “Excepted Holder” (as defined in GNL’s Articles of Restatement) on or prior to the Closing Date, to execute, an Ownership Limit Waiver Agreement (including, for the avoidance of any doubt, a Certificate of Representations and Covenants for Ownership Limited Waiver) in the form attached hereto. The foregoing waiver is dependent on (x) the ownership of Advisor Parent as reflected on Schedule 3.24 as of the date hereof being true, correct, and complete in all material respects as of the Closing, and (y) all distributions from Advisor Parent shall be made in accordance with such ownership.

Section 5.8             Assignment and Assumption Agreement. Prior to Closing, the Parties shall cooperate in good faith to negotiate and memorialize one or more Assignment and Assumption Agreements, in a form mutually acceptable to the Parties, pursuant to which the Business Assets will be transferred to the Target Companies (the “Assignment and Assumption Agreement”). The Assignment and Assumption Agreement shall be executed and delivered prior to the Closing and effective as of immediately prior to the Closing.

Section 5.9             Access to Information.

From and after the date hereof until the Closing and subject to applicable Law, Advisor Parent shall, and shall direct each of its Affiliates, Subsidiaries and Representatives to, afford to GNL, RTL and their respective Representatives access, during normal business hours, upon reasonable advance prior written notice and in such manner as will not unreasonably interfere with the conduct of the business of the Advisor Parties, to all properties, books and records of the Target Companies, and all other information with respect to the business of the Target Companies or the Business Assets, together with the opportunity to make copies (at GNL’s expense) of such books, records and other documents and to discuss the business of the Target Companies or the Business Assets with such members of management, officers, directors, counsel, accountants and other Representatives for the Advisor Parties as GNL, RTL and their respective Representatives may reasonably request in writing, and the Advisor Parties shall use their commercially reasonable efforts to direct such members of management, officers, directors, counsel, accountants and other Representatives to reasonably cooperate with GNL, RTL and their respective Representatives in connection therewith. Notwithstanding the foregoing provisions of this Section 5.9, the Advisor Parties shall not be required to, or to cause any of their Affiliates or Subsidiaries to, grant access or furnish information to GNL, RTL or their respective Representatives to the extent that (i) such access would jeopardize attorney/client or attorney work product privilege, taking into account whether GNL and/or RTL is willing to enter into a customary joint defense agreement or similar arrangement or (ii) such access or the furnishing of such information is prohibited by applicable Law. In the event the Advisor Parties do not provide access or information pursuant to clauses (i) or (ii) of the preceding sentence, Advisor Parent will provide notice to GNL and RTL that such information is being withheld, and Advisor Parent will cause such entity to use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that will not violate the applicable privilege or applicable Law and, if applicable, seek a waiver of any applicable third-party restrictions. All information provided pursuant to this Agreement shall remain subject in all respects to the letter agreement, dated April 2, 2023, by and among GNL, RTL and Advisor Parent.

Section 5.10           Post-Closing Asset Transfers. To the extent that GNL or any of the Target Companies discover following the Closing that any Business Asset that was intended to be transferred pursuant to this Agreement was not transferred at Closing, Advisor Parent shall or shall cause its Affiliates to promptly assign and transfer to the applicable Target Company all right, title and interest in such asset. To the extent that Advisor Parent discovers following the Closing that any asset that was included in the Business Assets but was not intended to be transferred pursuant to this Agreement was transferred at Closing, the applicable Target Company shall or shall cause its Affiliates to promptly to assign and transfer to the applicable Advisor Party all right, title and interest in such asset.

Section 5.11           Non-Waiver of Restrictive Covenants. Advisor Parent shall not waive, and shall enforce if reasonably requested, any of its rights under the agreements described on Schedule 5.11 without the prior written consent of GNL. GNL shall pay the expenses related to the enforcement of such agreements to the extent enforcement is initiated at the request of GNL.

Section 5.12           Non-Waiver of Condition. GNL and RTL shall not waive, amend or modify the condition set forth in Section 7.1(e) of the REIT Merger Agreement in effect as of the date hereof.

Section 5.13           Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE 6

ADDITIONAL AGREEMENTS

Section 6.1              Tax Matters.

(a)            Income Tax Returns. Advisor Parent will prepare and file, or cause to be prepared and filed, all Tax Returns that are filed or required to be filed with respect to or otherwise include the activities of any Target Company for all taxable periods ending on or prior to the Closing Date (“Pre-Closing Returns”). All Pre-Closing Returns required to be filed by a Target Company will be prepared in accordance with past practices of any Target Company, unless otherwise required by applicable Law. GNL will cooperate with Advisor Parent in filing Pre-Closing Returns, including causing any Target Company to sign Pre-Closing Returns, as necessary. Advisor Parent shall provide drafts of Pre-Closing Returns required to be filed by a Target Company to GNL at least thirty (30) days prior to the due date for filing such Pre-Closing Returns and GNL shall have such thirty (30) day period to review and provide comments to the Pre-Closing Returns, which comments shall be considered by Advisor Parent in good faith. Advisor Parent shall timely pay all Taxes shown as due on the Pre-Closing Returns.

(b)            Other Tax Returns. GNL shall cause to be prepared and timely filed any Tax Returns required to be filed by a Target Company relating to a Straddle Period (all such Tax Returns, the “GNL Returns”). Any such GNL Returns shall be prepared in a manner consistent with past practice of the applicable Target Company, unless otherwise required by applicable Law. GNL shall provide drafts of any GNL Returns to Advisor Parent at least ten (10) days prior to the due date for filing such GNL Returns and Advisor Parent shall have such ten (10) day period to review and provide comments to the GNL Returns, which comments shall be considered by GNL in good faith. Advisor Parent shall pay to GNL the amount of any Taxes that relates to the pre-Closing portion of a Straddle Period (as determined under Section 6.1(c)) reflected on a GNL Return at least three (3) days before payment of such Taxes (including estimated Taxes) is due to the relevant Governmental Entity.

(c)            Straddle Period Allocation. For any Tax payable for a Straddle Period, the portion of such Tax that relates to the pre-Closing portion of the Straddle Period will be: (i) in the case of Taxes based upon or related to income or receipts and payroll Taxes, equal to the amount that would be payable if the relevant Tax period ended on the Closing Date; and (ii) in the case of all other Taxes, equal to the amount of such Tax for the entire Straddle Period, multiplied by the number of calendar days in the pre-Closing portion of the Straddle Period (including the Closing Date) and divided by the total number of calendar days in the entire Straddle Period. The portion of any Tax for a Straddle Period that is allocated to the post-Closing portion of a Straddle Period will equal the balance of the Tax attributable to the Straddle Period.

(d)            Tax Refunds. Advisor Parent shall be entitled to any refund of Taxes (or credit in lieu thereof if and when the credit reduces Taxes payable) that are attributable to a Pre-Closing Tax Period. To the extent GNL, GNL OP, or any of their Affiliates (including the Target Companies following the Closing) recovers any such refund (or credit in lieu thereof if and when the credit reduces Taxes payable), it shall promptly pay such refund (or credit in lieu thereof if and when the credit reduces Taxes payable) to Advisor Parent (net of any reasonable and documented out-of-pocket costs and additional Taxes GNL, GNL OP, or any of their Affiliates (including the Target Companies following the Closing) incurs as a result of the receipt of such refund (or credit in lieu thereof if and when the credit reduces Taxes payable)).

(e)            Tax Sharing Agreements. All tax sharing or similar agreements of any Target Company, on the one hand, and Advisor Parent, its Affiliates or any third party, on the other hand, shall be terminated prior to the Closing Date, and, after the Closing Date, none of the Target Companies shall be bound thereby or have any liability thereunder.

(f)            Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby, along with any filing expenses relating thereto (“Transfer Taxes”) will be borne fifty percent (50%) by GNL and fifty percent (50%) by Advisor Parent. Each Party hereby agrees to file in a timely manner all necessary documents (including, but not limited to, any related Tax Returns) with respect to all such amounts for which such Party is so liable and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation. Each Party shall provide the other Party with evidence satisfactory to such other Party that such Transfer Taxes have been paid by such Party.

(g)            Tax Cooperation. After the Closing, the Parties will cooperate in good faith with respect to the preparation and filing of all Tax Returns (including claims for refund of Taxes) and any Action with respect to Taxes. Each Party will make their respective relevant books and records (including work papers in the possession of their respective accountants), personnel, and other materials relevant to the preparation of such Tax Returns or Tax Actions available for inspection and copy by the other Parties (or their duly appointed representatives), at the requesting Party’s expense, at reasonable times during normal business hours. Until the end of the applicable statute of limitation, the Parties will not destroy or otherwise dispose of any such record without first providing the other Parties a reasonable opportunity to review and copy such record.

(h)            Tax Withholding. Notwithstanding any other provision in this Agreement, GNL shall have the right to deduct and withhold any Taxes required to be deducted and withheld under applicable Law from any payments to be made hereunder. To the extent that amounts are so deducted and withheld and paid to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Advisor Parent or any other recipient of payment in respect of which such deduction and withholding was made. Each Party shall endeavor in good faith to reduce or eliminate any such deduction and withholding, including by providing the other Parties advance notice of any intention to so deduct and withhold, and by providing any applicable Tax forms and certifications that it is legally entitled to provide.

Section 6.2             Waiver of Employee Non-Compete, Non-Solicitation. The Parties acknowledge and agree that, with respect to any Employee, effective as of the date of this Agreement and lasting until the Closing or the termination of this Agreement in accordance with its terms, any Non-Solicitation Covenant is hereby waived by the Employer with respect to GNL and the Internalization Subs for the limited purpose of retaining such Employee in connection with the Internalization Merger. To the extent an Employer is not party to this Agreement, a separate agreement shall be executed and delivered by such Employer effectuating the terms of this Section 6.2.

Section 6.3             Assignment of Business Assets.

(a)            Notwithstanding anything to the contrary in this Agreement, to the extent that any sale, transfer, conveyance or assignment or attempted sale, transfer, conveyance or assignment of any Identified Contract (other than the Shared Contracts which are subject to Section 6.5) or other Business Asset to be sold, transferred, conveyed or assigned to the Target Companies, or any claim, right or benefit arising thereunder or resulting therefrom (collectively, the “Interests”), would constitute a breach thereunder or with respect thereto, or such Interest is not capable of being sold, transferred, conveyed or assigned without any consent, approval or authorization which has not been obtained by (or does not remain in full force and effect at) the Closing, this Agreement shall not constitute a sale, transfer, conveyance or assignment thereof, or an attempted sale, transfer, conveyance or assignment thereof, unless and until such Interest (a “Retained Interest”) can be sold, transferred, conveyed and assigned without such a breach or such consent, approval or authorization is obtained, at which time such Retained Interest shall be deemed to be sold, transferred, conveyed and assigned for no additional consideration and shall cease to be a Retained Interest. Upon the written request of GNL, Advisor Parent shall use its commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend money or offer or grant any financial or other accommodation to any third party, except in each case to the extent required by Section 5.2, or commence litigation) to obtain any such consent, approval or authorization as promptly as reasonably practicable after the Closing Date.

(b)            To the extent any of the consents, approvals or authorizations necessary to sell, transfer, convey or assign any Interest has not been obtained (or does not remain in full force and effect) as of the Closing, Advisor Parent and GNL shall, while such Interest remains a Retained Interest, use their commercially reasonable efforts (including the dedication of resources thereto, but without any obligation to expend money or offer or grant any financial or other accommodation to any third party, except in each case to the extent required by Section 5.2, or commence litigation) to (i) cooperate in any reasonable and lawful arrangements designed to provide the benefits of such Retained Interest to GNL or the applicable Target Company; and (ii) enforce, at the request of GNL and at its expense, any rights of the Advisor Parties arising from such Retained Interest against the issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Retained Interest in accordance with the terms thereof upon the request of GNL). In connection with any such arrangement, GNL shall reimburse Advisor Parent for any costs and expenses actually incurred by Advisor Parent in connection with the performance of any mutually agreeable arrangement or that otherwise would have been incurred by GNL or its Affiliates had such Interest been assigned, transferred or conveyed as contemplated by this Agreement, including any Liability arising out of GNL’s failure to perform thereunder (such costs and expenses, the “Alternative Arrangement Costs”).

Section 6.4             Shared Contracts.

(a)            The Parties acknowledge that Advisor Parent and its Subsidiaries (including the Target Companies) are parties to certain of the Identified Contracts (collectively, the “Shared Contracts”) that relate in part to both (i) the operations or conduct of the business of the Target Companies and (ii) the operations or conduct of the business of Advisor Parent and its Subsidiaries other than the operations or conduct of business of the Target Companies (the “Retained Businesses”). Subject to Section 6.5(c), Advisor Parent and GNL shall cooperate with each other and use their respective commercially reasonable efforts prior to the Closing (i) to cause each Shared Contract to be apportioned (including by obtaining the consent of such counterparty to enter into a new contract or amendment, or splitting or assigning in relevant part such Shared Contract), effective as of the Closing, between the Target Companies and Advisor Parent and its Subsidiaries other than the Target Companies, pursuant to which Advisor Parent and its Subsidiaries other than the Target Companies will assume all of the rights and obligations under such Shared Contract that relate to the Retained Businesses, on the one hand, and the Target Companies will assume all of the rights and obligations under such Shared Contract that relate to the business of the Target Companies, on the other hand; and (ii) in the case of Advisor Parent and its Subsidiaries other than the Target Companies, to cause the applicable counterparty to release the Target Companies, as applicable, from the obligations of Advisor Parent and its Subsidiaries other than the Target Companies arising after the Closing Date under the portion of the Shared Contract apportioned to Advisor Parent and its Subsidiaries other than the Target Companies and, in the case of the Target Companies, to cause the applicable counterparty to release Advisor Parent and its Subsidiaries other than the Target Companies from the obligations of the Target Companies arising after the Closing Date under the portion of the Shared Contract apportioned to the Target Companies. Subject to Section 6.5(c), with respect to any Shared Contract for which the arrangements described in this Section 6.4(a) could not be entered into prior to the Closing, (i) Advisor Parent and GNL shall work in good faith to determine the feasibility of separating such Shared Contract and (ii) if, notwithstanding such good-faith efforts, the Parties are unable to agree on a mutually satisfactory plan for separating any such Shared Contract, Advisor Parent and GNL will negotiate in good faith appropriate means for (1) GNL and its Subsidiaries (including the Surviving Entities) to obtain the benefits and assume the obligations associated with the portion of such Shared Contract relating to the business of the Target Companies for a transitional period to be no longer than nine (9) months following the Closing and (2) Advisor Parent and its Subsidiaries to obtain the benefits and assume the obligations associated with the portion of such Shared Contract relating to the Retained Businesses for a transitional period.

(b)            From and after the Closing, (x) GNL shall indemnify and hold harmless Advisor Parent and its Subsidiaries against all Losses arising from or relating to the portion of any Shared Contract apportioned to the Target Companies, (y) Advisor Parent shall indemnify and hold harmless GNL and its Subsidiaries (including the Surviving Entities) against all Losses arising from or relating to the portion of any Shared Contract apportioned to Advisor Parent and its Subsidiaries other than the Target Companies and (z) GNL and the Surviving Entities shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect any member of Advisor Parent and its Subsidiaries without Advisor Parent’s prior written consent, and Advisor Parent and its Subsidiaries shall not extend the term or otherwise amend the terms of any Shared Contract in a manner that would adversely affect GNL or the Surviving Entities without GNL’s prior written consent.

(c)            Notwithstanding anything to the contrary in this Section 6.5, prior to the Closing, Advisor Parent shall take or cause to be taken all actions necessary to fully assign to the Target Companies the following lease agreements: (i) the Agreement of Lease dated as of June 13, 2019 by and between 650 Fifth Avenue Company and AR Global Investments, LLC and, (ii) the Lease Agreement, dated as of January 26, 2018, by and between ARG EXCNPTRI 01, LLC and AR Global Investments, LLC.

Section 6.5             Advisory Agreements. The Parties acknowledge and agree that, at the Closing, each of the Advisory Agreements shall be terminated in accordance with their respective terms and the Parties shall take any action necessary or advisable to effect such termination in accordance with the terms of this Section 6.5; provided, however, that, notwithstanding the foregoing, the Parties acknowledge and agree that as contemplated in the Advisory Agreements, any and all obligations that survive Closing and the termination of the respective Advisory Agreement shall survive in accordance with their respective terms (including, for the avoidance of doubt and without limiting the generality of this sentence, Section 8 of the GNL Advisory Agreement in favor of each Advisor Indemnified Party (as defined therein; provided, that the Parties acknowledge and agree that each of Advisor Parent and its Affiliates, officers, directors, managers, employees, executors, administrators, estate, successors, heirs and assigns (as applicable) shall be deemed to be Advisor Indemnified Parties for all purposes of indemnification under the GNL Advisory Agreement) and Sections 20 and 21 of the RTL Advisory Agreement in favor of each Indemnitee (as defined therein; provided, that the Parties acknowledge and agree that each of Advisor Parent and its Affiliates, officers, directors, managers, employees, executors, administrators, estate, successors, heirs and assigns (as applicable) shall be deemed to be an Indemnitee for all purposes of indemnification under the GNL Advisory Agreement). In addition, notwithstanding anything to the contrary in this Agreement, the REIT Merger Agreement, or any of the Contracts listed on Schedule 6.5, each of the provisions related to indemnification set forth in each of the Contracts listed on Schedule 6.5 shall survive the mergers. The Parties acknowledge that the provisions of this Section 6.5 are for the benefit of any of Advisor Parent or its Affiliates other than the Target Companies entitled to indemnification pursuant to the GNL Advisory Agreement or the RTL Advisory Agreement), and such Persons are intended as an express third-party beneficiary of the provisions of this Section 6.5 and shall have the right, exercisable in their sole discretion, to enforce the terms and conditions of this Section 6.5.

Section 6.6              Maintenance of Net Worth. From and after the Closing until the twenty-four (24) month anniversary of the Closing Date, Advisor Parent shall maintain a net worth of not less than the amount set forth on Schedule 6.6 (the “Certification Period”). Promptly after the end of each fiscal quarter during the Certification Period, Advisor Parent shall deliver to GNL a certificate which demonstrates Advisor Parent’s compliance with this Section 6.6, and promptly after the end of each fiscal year during the Certification Period, Advisor Parent shall deliver to GNL a certification signed by Advisor Parent’s independent accountant that certifies Advisor Parent’s compliance with this Section 6.6. The obligations of Advisor Parent set forth in this Section 6.6 shall terminate in accordance with Section 7.11.

Section 6.7              Release.

(a)            From and after the Closing, each of Advisor Parent, GNL SLP and RTL SLP agrees, on behalf of itself and its Affiliates, officers, directors, managers, employees, executors, administrators, estate, successors, heirs and assigns (as applicable) (collectively, the “Releasing Parties”), that none of the Target Companies or the current or former officers and directors of any Target Company (solely in such capacities) as of or prior to the Closing Date (the “Released Parties”) shall have any liability or responsibility to any of the Releasing Parties from and after the Closing, and each of the Releasing Parties, hereby unconditionally, absolutely, generally, irrevocably and completely release, remise, relinquish, waive and forever discharge the Released Parties from any obligations or liability arising out of, or relating to, any matter, occurrence, action or activity prior to the Closing, except for (i) any right, claim or entitlement of such Releasing Party under this Agreement and the other Transaction Documents, including the Fraud of any Person, (ii) any obligation of a Target Company under its Organizational Documents to indemnify such Releasing Party as a director, officer, manager or employee or any insurance policy of the Target Company with respect thereto, (iii) the indemnification provisions under the GNL Advisory Agreement, the RTL Advisory Agreement and the other agreements identified on Schedule 6.5 contemplated to survive pursuant to Section 6.5, and (iv) any claims which cannot be released as a matter of applicable Law.

(b)            The foregoing releases extend to any and all claims of any nature whatsoever, whether known, unknown or capable or incapable of being known as of the Closing or thereafter, and includes any and all claims, actions, demands, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, Contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, expenses, executions, affirmative defenses, demands and other obligations or liabilities whatsoever, in law or equity. As of the Closing, each Releasing Party (in its capacity as such) hereby irrevocably agrees to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced, any Action, of any kind against any applicable Released Party, based upon any matter purported to be released hereby. The Releasing Parties (in their respective capacities as such) hereby explicitly waive all rights with respect to the foregoing releases under the provisions of Section 1542 of the California Civil Code, which section provides in pertinent part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” The Releasing Parties (in their respective capacities as such) agree that no provision of Section 1542 of the California Civil Code shall affect the validity or scope of any other aspect of the foregoing releases. The Releasing Parties (in their respective capacities as such) hereby expressly waive any and all rights with respect to the foregoing releases which they may have under any other provision of state or federal Law providing the same or similar effect.

Section 6.8             Preparation of Audited Financial Statements. Advisor Parent shall, and shall cause its independent accountants to, cooperate with GNL and its independent accountants to prepare audited financial statements for the Target LLCs (inclusive of the Business Assets) for inclusion in the Form S-4 and joint proxy statement to be filed with the Securities and Exchange Commission in connection with the REIT Merger. Without limiting the generality of the foregoing, Advisor Parent agrees that it will (a) consent to the use of such audited financial statements in any proxy statement or other document filed by GNL (or any of its Subsidiaries) under the Securities Act or the Exchange Act, and (b) execute and deliver, and cause its officers to execute and deliver, such “representation” letters as are customarily delivered in connection with audits and as Advisor Parent’s independent accountants may reasonably request under the circumstances.

ARTICLE 7

INDEMNIFICATION; NON-RELIANCE

Section 7.1             Advisor Parent Indemnification. From and after the Closing, subject to the other provisions of this Article 7, Advisor Parent agrees to indemnify, defend, and hold GNL and each Surviving Entity (each, a “GNL Indemnified Party”), harmless from and against any and all Losses incurred by any GNL Indemnified Party arising from, as a result of, in connection with, or relating to:

(a)            the breach of any representation or warranty made by Advisor Parent or the Target LLCs contained in Article 3 of this Agreement;

(b)            the breach or failure to perform any covenant or agreement made or undertaken by (i) Advisor Parent in this Agreement and (ii) the Target LLCs in this Agreement, in the case of clause (ii), solely to the extent such covenant or agreement or undertaking contemplates performance prior to the Closing;

(c)            any Taxes (i) relating to, or arising in connection with, the Target Companies or the Business Assets with respect to (or relating to any event, election, circumstance or transaction occurring in) any Pre-Closing Tax Period, (ii) of or with respect to Advisor Parent or its Affiliates, stockholders, partners, managers, and members (excluding the Target Companies) with respect to any Tax period, (iii) any Transfer Taxes, (iv) Taxes of any Person imposed on a Target Company under Treasury Regulations Section 1.1502-6 (or any similar provision of any other applicable Law), as a transferee or successor, by Contract, or otherwise, in each case of this clause (iv), as a result of an event or transaction occurring on or before the Closing Date, or (v) any withholding Taxes imposed on or otherwise due with respect to any payment to Advisor Parent or its respective Affiliates under this Agreement; and

(d)            any Advisor Closing Amount to the extent not factored into the amounts paid pursuant to Section 2.2(b) or Section 2.3(d).

Section 7.2             GNL Indemnification. From and after the Closing, subject to the other provisions of this Article 7, GNL agrees to indemnify, defend and hold Advisor Parent and its Affiliates and its and their respective officers, directors, stockholders, partners, managers, and members and their respective heirs, legatees, devisees, executors, administrators, trustees, personal representatives, successors and assigns (each, an “Advisor Parent Indemnified Party”), harmless from and against any and all Losses incurred by any Advisor Parent Indemnified Party arising from, as a result of, in connection with, or relating to:

(a)            the breach by GNL or any Internalization Sub of any representation or warranty made by GNL or any Internalization Sub and contained in Article 4;

(b)            the breach or failure to perform any covenant or agreement made or undertaken by GNL or any Internalization Sub in this Agreement; and

(c)            any GNL Closing Amount to the extent not factored into the amounts paid pursuant to Section 2.2(b) or Section 2.3(d).

The Parties acknowledge that the provisions of this Section 7.2 are for the benefit of each Advisor Parent Indemnified Party and each Advisor Parent Indemnified Party is intended as an express third-party beneficiary of the provisions of this Article 7 and shall have the right, exercisable in their sole discretion, to enforce the terms and conditions of this Section 7.2.

Section 7.3              Indemnifying Procedures.

(a)            Upon receipt by an Advisor Parent Indemnified Party or a GNL Indemnified Party, as the case may be (the “Indemnified Party”), of notice or information from a Third Party of any action, suit, proceeding, claim, demand or assessment against such Indemnified Party that could reasonably be expected to give rise to a claim for Losses under this Article 7 (a “Third Party Claim”), the Indemnified Party shall, as quickly as is practicable (but in any event within thirty (30) days after becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), deliver notice thereof to GNL and the Surviving Entities, on the one hand, or Advisor Parent, on the other hand, as the case may be (the “Indemnifying Party”), indicating with reasonable particularity the nature of such Third Party Claim, the basis therefor and such additional relevant information in the Indemnified Party’s possession that the Indemnifying Party may reasonably request; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party will have thirty (30) days after its receipt of such notice of a Third Party Claim (the “Notice Period”) to notify the Indemnified Party whether or not it desires, at the cost and expense of the Indemnifying Party, to defend the Indemnified Party with respect to such Third Party Claim; provided, however, that any Indemnified Party is hereby authorized, but is not obligated, prior to and during the Notice Period, to file any motion, answer or other pleading that it reasonably shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against the Third Party Claim, the Indemnifying Party will have the right to control the defense of such matter by all appropriate proceedings and with counsel of its own choosing and at its sole cost and expense; provided that the Indemnifying Party shall not have the right to control the defense of any matter that (i) arises in connection with a criminal Action or seeks an injunction or other equitable relief against the Indemnified Party, (ii) would reasonably be likely to result in Losses that are greater than 150% of the amount in respect of which the Indemnifying Party could be obligated to provide indemnification under this Agreement in respect of the applicable Third Party Claim. If the Indemnifying Party fails to respond to the Indemnified Party within the Notice Period, elects not to defend the Third Party Claim, or after electing to defend fails to timely commence or reasonably pursue such defense, in each case, without curing such failure within thirty (30) days of receiving notice of such failure from the Indemnified Party, then the Indemnified Party shall have the right, but not the obligation, to undertake or continue the defense of, and to compromise or settle, the matter all on behalf, for the account, and at the risk, of the Indemnifying Party; provided, however, that any such compromise or settlement (i) consists solely of money damages to be borne by the Indemnifying Party (subject to the limitations set forth in this Article 7), and (ii) contains as an unconditional term thereof a full and complete release of the Indemnifying Party and the Indemnified Party by the Third Party. If the Indemnifying Party has assumed the defense of a Third Party Claim, (i) it shall reasonably proceed with such defense and promptly notify the Indemnified Party if it proposes to compromise or settle such Third Party Claim for the account, or at the risk, of the Indemnifying Party and (ii) it shall have the right to compromise or settle such Third Party Claim (A) without the prior consent of the Indemnified Party so long as such compromise or settlement (x) consists solely of money damages to be borne by the Indemnifying Party and (y) contains a full and complete release of the Indemnified Party by the Third Party or (B) in any other case, subject to the consent of the Indemnified Party, such consent to not be unreasonably withheld, delayed or conditioned. If the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in the defense with counsel selected by it at its own cost and expense (unless there exists a material conflict of interest with the Indemnifying Party controlling the defense which, as advised in writing by counsel to the Indemnified Party, necessitates separate counsel for effective representation), and its counsel shall reasonably cooperate with the Indemnifying Party and its counsel; provided, however, that the foregoing shall not prevent the Indemnified Party from taking the position that it is entitled to indemnification hereunder.

(b)            In the event any Indemnified Party should have an indemnification claim against any Indemnifying Party under a Transaction Document that does not involve a Third Party Claim, the Indemnified Party shall, as quickly as is practicable (but in any event within thirty (30) days after becoming aware of an indemnification claim) and by the most expeditious means available (promptly confirmed in writing), deliver notice thereof to the Indemnifying Party, indicating with reasonable particularity the nature of such claim, the basis therefor and such additional relevant information in the Indemnified Party’s possession that the Indemnifying Party may reasonably request; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute may be resolved by litigation before an appropriate Governmental Entity of competent jurisdiction.

(c)            GNL and the Surviving Entities shall, as well as their respective directors, officers, partners, and employees, attorneys, accountants and agents to, at the request of Advisor Parent, cooperate with Advisor Parent as may be reasonably required in connection with the investigation and defense of any Third Party Claim, Action or investigation relating to Advisor Parent’s business that is brought against Advisor Parent or any of its Affiliates relating in any way to the business of the Target Companies at any time on or after the Closing.

Section 7.4             Survival. The Parties, intending to modify the applicable statute of limitations, agree that each of the representations and warranties, and each of the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance at or prior to the Closing), of the Parties set forth in this Agreement, in any other Transaction Document and in any certificate delivered pursuant hereto or thereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, except as set specifically set forth below:

(a)            (i) the representations and warranties set forth in Article 3 and Article 4 of this Agreement (other than the Fundamental Representations) shall survive until the fifteen (15) month anniversary of the Closing Date, and (ii) the Fundamental Representations shall survive until the four (4)-year anniversary of the Closing Date (collectively, in each respect, the “Survival Period”);

(b)            all covenants and other agreements made by or obligating any Party contained in this Agreement, in any other Transaction Document or in any certificate delivered pursuant hereto or thereto, the performance of which is specified to occur on, at or prior to the Closing, shall survive for six (6) months following the Closing Date;

(c)            all covenants and other agreements made by or obligating any Party contained in this Agreement or in any other Transaction Document that by their terms are to be performed after the Closing shall survive the Closing until performed in full or the obligation to perform shall have expired in accordance with the terms of this Agreement or such other Transaction Document; and

(d)            the obligations of Advisor Parent to indemnify the GNL Indemnified Parties pursuant to Section 7.1(c) shall survive the Closing until sixty (60) days following expiration of the applicable statute of limitations.

Section 7.5              Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any other Transaction Document:

(a)            (i) No GNL Indemnified Party will be entitled to indemnification under Section 7.1(a) of this Agreement unless such GNL Indemnified Party has incurred Losses in excess of $3,750,000 in the aggregate (the “Deductible”), in which case such GNL Indemnified Party will be entitled to indemnification under Section 7.1(a) of this Agreement only to the extent the aggregate Losses with respect to such claims exceed the Deductible; provided, however, that the Deductible shall not apply to Losses with respect to the breach of any Advisor Fundamental Representations; (ii) the aggregate amount of all Losses that the GNL Indemnified Parties may recover under Section 7.1(a) of this Agreement (other than with respect to the Advisor Fundamental Representations) shall not exceed $28,125,000 (the “Cap”); and (iii) notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Advisor Parent pursuant to this Article 7 shall be $56,250,000 (the “Overall Cap”).

(b)            The amount of any Loss for which indemnification is provided under this Article 7 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by, or indemnification agreement with, any Third Party or (ii) insurance proceeds or other sources of reimbursement received, which shall be an offset against such Loss. The Indemnified Party shall use commercially reasonable efforts to seek recovery from all such sources to minimize any Loss for which indemnification is provided under this Article 7. If the amount to be netted hereunder from any payment required under this Article 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.

(c)            Notwithstanding anything to the contrary contained herein, an Indemnified Party’s right to indemnification, payments of Losses or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by any Party, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on such representations, warranties, covenants and agreements.

Section 7.6              Exclusive Remedy. The Parties acknowledge and agree that if the Closing occurs, the remedies provided for in Article 7 of this Agreement shall be the Parties’ sole and exclusive remedies with respect to the subject matter of this Agreement, other than for a claim of Fraud. The Parties further acknowledge and agree that nothing in this Agreement shall limit the rights of the Parties to seek equitable remedies (including injunctive relief or specific performance). It is the Parties’ intention that the indemnification provisions set forth in Article 7 shall control and determine the Parties’ respective rights and obligations concerning any claims with respect to the Business Assets and the matters contemplated by this Agreement.

Section 7.7              Nature of Damages. Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, exemplary, or other similar damages, for any breach or default under, or any act or omission arising out of, or in any way relating to, this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby, under any form of action whatsoever, whether in contract or otherwise, except to the extent awarded to a Third Party in connection with a Third Party Claim.

Section 7.8              Method of Payment. All amounts due and payable from an Indemnifying Party to an Indemnified Party shall be made by wire transfer of immediately available funds within five (5) Business Days following final determination of a claim pursuant to Section 7.3, provided, however, that at Advisor Parent’s sole discretion, any amount payable to a GNL Indemnified Party pursuant to this Article 7 may be satisfied by delivery by Advisor Parent of an amount of GNL Shares based on a per share value of GNL Share equal to the Five-Day VWAP as of the date of payment.

Section 7.9              Indemnification Pursuant to the Other Agreements. The Parties acknowledge and agree that, notwithstanding the termination of the Advisory Agreements in accordance with their terms pursuant to and in accordance with Section 6.5 of this Agreement and in connection with the consummation of the transactions contemplated by this Agreement, the indemnification obligations set forth in (i) Section 8 of the GNL Advisory Agreement (in favor of each Advisor Indemnified Party (as defined therein; provided, that the Parties acknowledge and agree that each of Advisor Parent and its related Released Parties shall be deemed to be Advisor Indemnified Parties for all purposes of indemnification under the GNL Advisory Agreement)), (ii) Sections 20 and 21 of the RTL Advisory Agreement (in favor of each Indemnitee (as defined therein; provided, that the Parties acknowledge and agree that each of Advisor Parent and its related Released Parties shall be deemed to be an Indemnitee for all purposes of indemnification under the RTL Advisory Agreement)) and (iii) each of the provisions of the Contracts listed on Schedule 6.5 related to indemnification are hereby incorporated herein mutatis mutandis. The Parties acknowledge that the provisions of this Section 7.9 are for the benefit of each Advisor Indemnified Party (as defined in the GNL Advisory Agreement), Indemnitee (as defined in the RTL Advisory Agreement) and Advisor Parent’s Affiliates, officers, directors, managers, employees, executors, administrators, estate, successors, heirs and assigns (as applicable) and each such Person is intended and an express third party beneficiary of the provisions of this Article 7 and shall have the right, exercisable in their sole discretion, to enforce the terms and conditions of this Section 7.9.

Section 7.10           Acknowledgement. Without in any way limiting any recourse for Fraud, GNL and each Internalization Sub acknowledges and agrees (on its own behalf and on behalf of its Affiliates and its and their respective Representatives) that: (a) it has conducted to its reasonable satisfaction its own independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Target Companies and has been afforded reasonable access to the books and records, facilities and personnel of the Target Companies for purposes of conducting such investigation and verification, (b) the representations and warranties in Article 3 constitute the sole and exclusive representations and warranties of Advisor Parent and the Target Companies in connection with the transactions contemplated by this Agreement, (c) except for the representations and warranties in Article 3 by the Target Companies and Advisor Parent, none of the Target Companies, Advisor Parent or any other Person makes, or has made, any other express or implied representation or warranty with respect to Advisor Parent, the Target Companies or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to GNL or the Internalization Subs or their Affiliates or representatives in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated by this Agreement, including meetings, calls or correspondence with management of the Target Companies or Advisor Parent, and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Target Companies, or the quality, quantity or condition of the Target Companies’ assets) are specifically disclaimed by Advisor Parent and the Target Companies and all other Persons (including the representatives of the Target Companies and Advisor Parent and its Affiliates and their respective representatives) and (d) GNL, the Internalization Subs and their Affiliates are not relying on any representations and warranties in connection with the transactions contemplated by this Agreement except the representations in Article 3 made by the Target Companies and Advisor Parent. In connection with GNL’s and the Internalization Subs’ investigation of the Target Companies, GNL and the Internalization Subs have received certain projections, including projected statements of operating revenues and income from operations of the Target Companies and certain business plan information. Each of GNL and the Internalization Subs acknowledge and agree that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that GNL and the Internalization Subs are familiar with such uncertainties and that GNL and each of the Internalization Subs is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Without limiting the foregoing provisions of this paragraph, each of GNL and each of the Internalization Subs hereby acknowledge and agree that none of Advisor Parent, the Target Companies or their Subsidiaries or any of their respective current or former Affiliates or representatives is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that neither GNL nor any Internalization Sub has relied on any such estimates, projections or other forecasts or plans. Each of GNL and the Internalization Subs further acknowledges and agrees that from and after the Closing (i) none of Advisor Parent, the Target Companies, their Subsidiaries or any other Person shall have or be subject to any liability to GNL, the Internalization Subs, the Target Companies or any other Person resulting from the distribution to GNL and the Internalization Subs, or GNL’s and the Internalization Subs’ use of, any such estimates, projections or forecasts or any other information, document or material provided to or made available to GNL or the Internalization Subs or their Affiliates or representatives in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated by this Agreement and (ii) GNL, the Internalization Subs and their Affiliates have not relied on any such information, document or material. Effective upon Closing, GNL and the Internalization Subs waive, on their own behalf and on behalf of their respective Affiliates, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against Advisor Parent, the Subsidiaries of Advisor Parent, the Target Companies, and any of their respective current or former Affiliates or Representatives relating to the operation of the Target Companies and their Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the schedules or the transactions contemplated by this Agreement, whether arising under or based upon any federal, state, local or foreign Law, ordinance or otherwise. Each of GNL and the Internalization Subs acknowledges and agrees that it will not assert, institute or maintain any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 7.10. Advisor Parent shall have the right to enforce this Section 7.10 on behalf of any Person that would be benefitted or protected by this Section 7.10 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable.

Section 7.11            Representation and Warranty Insurance.

(a)            GNL and Advisor Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions necessary for GNL to obtain by the Closing Date a fully bound representation and warranty insurance policy with a maximum coverage limit of $37,500,000 (the “RWI Policy”). Advisor Parent and the Target LLCs shall, and shall cause the other Advisor Parties to, and shall request the Advisor Parties’ Representatives to, provide all cooperation reasonably requested by GNL in connection with the arrangement and obtaining of the RWI Policy, and GNL shall keep Advisor Parent reasonably informed of the status of its efforts to arrange and obtain the RWI Policy.

(b)           All of the fees, costs and expenses (including, without limitation, premiums, diligence fees, and broker fees, but expressly excluding the fees and expenses of counsel for GNL. RTL or Advisor Parent) required to be paid in connection with placing the RWI Policy shall be borne fifty percent (50%) by GNL and fifty percent (50%) by Advisor Parent.

(c)            If the RWI Policy is bound, then Advisor Parent’s obligations pursuant to Article 7 shall be modified as follows:

(i)            Other than with respect to Advisor Fundamental Representations and Excluded Matters, (1) Advisor Parent’s obligations pursuant to Section 7.1(a) shall terminate, provided, however, that if GNL successfully makes a claim under the RWI Policy and collects proceeds under the RWI Policy, Advisor Parent shall promptly pay to GNL an amount equal to the retention under the RWI Policy and (2) for the avoidance of doubt, except with respect to the payment of the retention as contemplated by clause 1, GNL’s sole and exclusive remedy for a breach of any representation or warranty made by Advisor Parent or the Target LLCs contained in Article 3 of this Agreement (other than with respect to the Advisor Fundamental Representations and Excluded Matters) shall be recovery against the RWI Policy;

(ii)           With respect to Advisor Fundamental Representations, Advisor Parent’s obligations pursuant to Section 7.1(a) shall remain unchanged; provided, however, that (1) GNL shall be required to seek recovery under the RWI Policy prior to seeking recovery from Advisor Parent; (2) the Overall Cap shall be reduced by amounts actually recovered by GNL under the RWI Policy; and (3) for, the avoidance of doubt to the extent the RWI Policy limit has been exhausted, GNL shall only be able to recover Losses pursuant to Section 7.1(a) with respect to breaches of Advisor Fundamental Representations in an amount not to exceed the amount of the Overall Cap (as reduced by any other payment pursuant to this Article 7) less the amounts recovered by GNL under the RWI Policy; and

(iii)          With respect to Excluded Matters, Advisor Parent’s obligations pursuant to Section 7.1(a) shall remain unchanged and remain subject to the terms of this Article 7.

(d)           Nothing in this Section 7.11 shall affect Advisor Parent’s indemnification obligations pursuant to Section 7.1(b), (c) and (d).

(e)           The requirements set forth in Section 6.6 shall immediately terminate upon the date on which the RWI Policy is bound.

ARTICLE 8

CONDITIONS TO THE CLOSING

Section 8.1            Conditions to Obligations of Each Party. The respective obligations of each Party hereto to effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver (where permitted) at or prior to the Closing of each of the following conditions:

(a)           No Injunction. No Governmental Entity of competent jurisdiction shall have issued any Order that is in effect, and no Law shall have been enacted or promulgated, that renders the transactions contemplated hereunder illegal, or prohibits, enjoins, restrains or otherwise prevents or delays the transactions contemplated hereunder.

(b)           Merger. The REIT Merger shall have occurred substantially contemporaneous with (but immediately following) the Closing on the terms set forth in the REIT Merger Agreement.

(c)            Stockholder Approval. The GNL Stockholder Approval shall have been obtained.

(d)           HSR Approval. The filings required by any of the Parties pursuant to the HSR Act have been made and all waiting periods (and all extensions thereof) applicable to the Internalization Merger under the HSR Act and any agreement with any Governmental Entity not to consummate the transactions contemplated hereby shall have been terminated or shall have expired.

(e)            Governmental Approvals. The Parties shall have obtained any necessary approvals or consents from any Governmental Authority.

(f)            NYSE Supplemental Listing. GNL shall have obtained any necessary approvals to list the shares of GNL Shares issued pursuant to this Agreement.

Section 8.2            Conditions to Obligations of GNL and the Internalization Subs.

(a)           Representations and Warranties. (i) The representations and warranties set forth in Article 3, other than the Advisor Fundamental Representations and the representation and warranty set forth in the first sentence of Section 3.7 (disregarding all qualifications set forth therein relating to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date except, in each case, where the failure to be so true and correct would not have a Material Adverse Effect, (ii) each of the Advisor Fundamental Representations shall be true and correct in all respects (except for de minimus exceptions) as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date, and (iii) the representation and warranty set forth in the first sentence of Section 3.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time.

(b)            Agreements and Covenants. Advisor Parent and the Target LLCs shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           Officer’s Certificate. Each of Advisor Parent and each of the Target LLCs shall have delivered to GNL and the Internalization Subs a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of each of Advisor Parent and each of the Target LLCs, certifying to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d)           Closing Documentation. Advisor Parent and the Target LLCs, as applicable, shall have delivered to GNL and the Internalization Subs the items to be delivered to GNL and the Internalization Subs set forth in Section 1.3(a).

(e)           Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(f)            Key Employees. (i) Each of the Key Employees and at least 60% of the Additional Key Employees (or, if any such Key Employee or Additional Key Employee is unable or unwilling to serve, such substitutes for any such employee described in this condition with comparable qualifications and industry expertise that has been identified by Advisor Parent to GNL in writing prior to the Closing; provided that a substitute shall only be permitted with respect to Edward M. Weil Jr. or James Nelson in the event such person is unable to serve due to death, disability or family illness) are employed by Advisor Parent or any of its Subsidiaries as of immediately prior to the Closing Date and shall have accepted the offers of employment by GNL or one of its Subsidiaries (either via delivery of an executed offer letter or employment agreement or, with respect to Edward M. Weil Jr.,, the Executive Employment Agreement is in full force and effect, and no notice to rescind any such agreement or resign has been received by such person), provided if GNL does not comply with its obligation with respect to such substituted employee as contemplated by Section 5.4(a), then solely for purposes of this Section 8.2(f), such individual shall be deemed to have accepted an offer of employment by GNL or one of its Subsidiaries.

Section 8.3             Conditions to Obligations of Advisor Parent and the Target LLCs.

(a)            Representations and Warranties. (i) The representations and warranties set forth in Article 4 of this Agreement, other than the GNL Fundamental Representations (disregarding all qualifications set forth therein relating to “materiality” or other qualifications based on the word “material” or similar phrases) shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except representations and warranties that are made as of a specific date shall be true and correct only on and as of such date except, in each case, where the failure to be so true and correct would materially and adversely affect the ability of GNL, GNL OP, RTL, RTL OP and the Internalization Subs to consummate the transactions contemplated hereby, and (ii) each of the GNL Fundamental Representations shall be true and correct in all respects (except for de minimus exceptions) as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date.

(b)           Agreements and Covenants. GNL and the Internalization Subs shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)           Officer’s Certificate. Each of GNL and the Internalization Subs shall have delivered to Advisor Parent and each of the Target LLCs a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of each of GNL and the Internalization Subs, certifying to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

(d)           Closing Documentation. Each Internalization Sub and GNL, as applicable, shall have delivered to Advisor Parent the items to be delivered to Advisor Parent set forth in Section 1.3(b).

ARTICLE 9

GENERAL

Section 9.1             Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

Section 9.2             Interpretation. For all purposes of the Transaction Documents, except as otherwise specifically stated therein:

(a)           the terms defined in Article 10 have the meanings assigned to them in Article 10 and include the plural as well as the singular;

(b)           all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)           pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(d)           the words “include” and “including” shall be without limitation and shall be construed to mean “include, but not be limited to” or “including, without limitation;”

(e)           except where the context requires otherwise, references to exhibits, schedules, Articles, Sections and paragraphs shall be references to the exhibits, schedules, Articles, Sections and paragraphs of this Agreement; and

(f)            except where the context requires otherwise, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Section 9.3             Submission to Jurisdiction; Governing Law. The Parties, other than as may be required in accordance with Article XIV of GNL’s Bylaws, (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state and federal courts located in Wilmington, Delaware for the purpose of any Action arising out of or based upon any of the Transaction Documents (“Covered Matters”), (b) agree not to commence any Action arising out of, or based upon, any Covered Matters except in the state courts or federal courts located in Wilmington, Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the subject matter of any Covered Matter may not be enforced in or by such court. All Covered Matters shall be governed by, interpreted and construed in accordance with the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.

Section 9.4             Amendment. Subject to compliance with applicable Law, the provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of Advisor Parent and the Internalization Subs.

Section 9.5             Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in Wilmington, Delaware in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.6            Assignment. No Transaction Document or any rights or obligations under any of them are assignable without the prior written consent of all of the Parties.

Section 9.7             Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 9.8             Parties in Interest. This Agreement shall be binding upon, and inure to the benefit of, each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for (i) Section 6.6 shall be for the benefit of the Persons as set forth therein, (ii) Section 7.2 shall be for the benefit of the Persons as set forth therein and (iii) Section 7.9 shall be for the benefit of the Persons as set forth therein. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any Party to this Agreement.

Section 9.9             Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail to the e-mail address set out below (unless the sender receives a “bounceback” or other failure to deliver message notification), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by such Party:

If to Advisor Parent, GNL Advisor, GNL Property Manager, RTL Advisor, RTL Property Manager, GNL SLP or RTL SLP, addressed to:

AR Global
650 5th Avenue, 30th Floor
New York, NY 10019
Attention: General Counsel

With a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Ross A. Fieldston, Jeffrey D. Marell, Megan Ward Spelman
Email: rfieldston@paulweiss.com, jmarell@paulweiss.com, mspelman@paulweiss.com

If to GNL, GNL OP or any Internalization Sub addressed to:

c/o Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, NY 10019
Attention: P. Sue Perrotty, Non-Executive Chair of the Board of Directors
Email: sueperrotty@aol.com

If to RTL or RTL OP, addressed to:

c/o The Necessity Retail REIT, Inc.

650 Fifth Avenue, 30th Floor

New York, NY 10019
Attention: Lisa Kabnick, Lead Independent Director of the Board of Directors
Email: lisa.kabnick@troutman.com

With copies (which shall not constitute notice) to:

Shapiro Sher Guinot & Sandler

250 West Pratt Street

Baltimore, MD 21201

Attention: William Carlson, Esq.
Email: wec@shapirosher.com

Arnold & Porter Kaye Scholer LLP

601 Massachusetts Avenue, NW

Washington, DC 20001
Attention: Kevin Lavin, Esq., Marisa White, Esq.
Email: kevin.lavin@arnoldporter.com, marisa.white@arnoldporter.com or to such other address or to such other Person as each Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (i) when delivered in Person, (ii) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.9 and an appropriate confirmation is received, and (iii) if given by mail, three (3) Business Days after delivery or the first attempted delivery.

Section 9.10          Expenses. Except as otherwise expressly set forth in this Agreement (including Section 5.7 and Section 10.3), Advisor Parent, GNL and the Internalization Subs shall pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including, but not limited to, the fees, expenses and disbursements of its accountants and counsel and of securing third party consents and approvals required to be obtained by it, without reimbursement from any other Party.

Section 9.11           Representation By Counsel; Interpretation. Advisor Parent, GNL and the Internalization Subs each acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of GNL, the Internalization Subs and Advisor Parent.

Section 9.12          Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all Parties remain valid, binding and enforceable. In the event of any such determination, the Parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the Parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 9.13           Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed an original of this Agreement, and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

ARTICLE 10

TERMINATION

Section 10.1           Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by the mutual written consent of the Parties;

(b)            by any Party, by written notice to the other, if any Governmental Entity of competent jurisdiction shall have issued any Order permanently enjoining, restraining or prohibiting the transactions contemplated hereunder, and such Order shall have become final and non-appealable, if applicable; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any such Person if such Person is then in breach in any material respect of its obligations under this Agreement that has been the principal cause of, or principally resulted in, such Order, restraint or prohibition;

(c)            by any Party if the Effective Time shall not have occurred on or before June 1, 2024 (the “Outside Date”) provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement that has been a principal cause of, or resulted in, the failure of the Internalization Merger to be consummated on or before such date;

(d)            by any Party if the REIT Merger Agreement is terminated pursuant to the terms thereof;

(e)            by Advisor Parent if the exchange ratio set forth in the REIT Merger Agreement is amended or modified in a manner that would result in Advisor Parent receiving less than the ownership percentage set forth on Schedule 10.1(e) (the “Ownership Threshold”) of GNL after the Effective Time (not taking into account any issuances of GNL Shares after the date hereof other than as a result of the change in the exchange ratio); provided, that Advisor Parent shall not have the ability to terminate this Agreement in accordance with this Section 10.1(e) if GNL irrevocably commits to issue Advisor Parent additional GNL Shares in order to maintain the Ownership Threshold, and GNL shall issue such shares at the Closing; or

(f)            by Advisor Parent if any of the parties to the REIT Merger Agreement waive, amend or otherwise modify any of the conditions to closing set forth in any of the following Sections of the REIT Merger Agreement in effect as of the date hereof: Section 7.2(d) (Absence of Material Adverse Effect), Section 7.2(e) (Company REIT Opinion), Section 7.3(d) (Absence of Material Adverse Effect) or Section 7.2(e) (Parent REIT Opinion).

Section 10.2           Effect of Termination. If this Agreement is validly terminated in accordance with Section 10.1, this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any Party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities or Affiliates of any Party hereto); provided, however, that (i) no such termination shall relieve GNL or RTL, as applicable, of any liability or obligation to make the expense reimbursement in accordance with Section 10.3, (ii) this Section 10.2, Section 10.3 and ARTICLE 9 shall each survive the termination of this Agreement and (iii) nothing herein shall relieve any Party from any liability resulting from Fraud or a willful and material breach of this Agreement prior to its termination, in which case the non-breaching Party shall be entitled to all rights and remedies available at law or in equity.

Section 10.3           Expense Reimbursement. If (a) this Agreement is validly terminated pursuant to Section 10.1(d) or pursuant to any other subsection of Section 10.1 at a time when this Agreement could also have been terminated pursuant to Section 10.1(d) and (b) a termination fee is paid pursuant to the REIT Merger Agreement, then, promptly but in any event within three (3) Business Days of the applicable Party receiving such termination fee, the applicable Party receiving such termination fee shall reimburse, or cause to be reimbursed, Advisor Parent or its designee for its out-of-pocket expenses incurred in connection with this Agreement, up to a maximum of $1,500,000, by wire transfer of immediately available funds to one or more accounts designated in writing by Advisor Parent.

ARTICLE 11

DEFINITIONS

For all purposes of the Transaction Documents, except as otherwise expressly provided or unless the context in which a term is used clearly requires otherwise:

“Accounting Expert” has the meaning set forth in Section 2.3(c).

“Action” means any action, complaint, petition, suit or other legal proceeding, whether civil or criminal, in law or in equity, or before any Governmental Entity.

“Additional Key Employees” mean those Persons listed on Schedule 11(a).

“Advisor Closing Amount” means the sum of (i) all amounts due to Employees who will be employed by GNL or one of its Subsidiaries as of the Closing with respect to periods ending at or prior to the Measurement Time, plus (ii) all amounts due under the Identified Contracts with respect to services provided under the Identified Contracts relating to the Business Assets for period ending at or prior to the Measurement Time (it being understood that to the extent payments are made with respect to a time period spanning the Measurement Time, such amount shall only include the pro rata portion of the amounts due for such period (e.g., payments are made under an Identified Contract on a monthly basis, the amount under such Contract shall be determined by multiplying the monthly rate for such Contract by a fraction the numerator of which is the number of days in the month through the Measurement Time and the denominator of which is the total number of days in that month)) minus (iii) any prepayments or credits under the Identified Contracts for periods after the Measurement time; provided, that, all year-end bonuses, under any bonus policy established by Advisor Parent, for the year ending December 31, 2023, shall not be included in the calculation of the Advisor Closing Amount.

“Advisor Closing Statement” has the meaning set forth in Section 2.3(a).

“Advisor Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 3.1(a) (Organization and Good Standing), Section 3.4 (Power and Authority; Enforceability), clause (i) of Section 3.5 (No Conflicts; Required Consents), Section 3.6 (Capitalization), and Section 3.19 (Brokers).

“Advisor Parent” has the meaning as set forth in the introductory paragraph.

“Advisor Parent Indemnified Party” has the meaning as set forth in Section 7.2.

“Advisor Parties” means, collectively, Advisor Parent, GNL SLP, RTL SLP, and solely to the extent related to time periods ending prior to the Measurement Time, the Target Companies and any of their respective Affiliates or Subsidiaries that own or has a leasehold interest in any Business Assets as of the date of this Agreement.

“Advisor Transition Services Period” has the meaning set forth in Section 5.4(f).

“Advisory Agreements” means, collectively, the GNL Advisory Agreement and the RTL Advisory Agreement.

“Affiliate” means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or equity interests, by Contract or otherwise.

“Aggregate Cash Consideration” means fifty million dollars ($50,000,000).

“Aggregate Share Consideration” means twenty-nine million, six hundred fourteen thousand, eight hundred twenty five (29,614,825) GNL Shares.

“Agreement” has the meaning as set forth in the introductory paragraph.

“Allocation Statement” has the meaning as set forth in Section 1.6(a).

“Alternative Arrangement Costs” has the meaning set forth in Section 6.3(b).

“Anti-Corruption Laws” means all applicable Laws, rules, or regulations related to the prevention of bribery, corruption (governmental or commercial), kickbacks, money laundering, or similar unlawful or unethical conduct, including the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and all other national or international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, including local anti-corruption Laws in the countries in which the Target Companies conduct business.

“Assignment and Assumption Agreement” has the meaning as set forth in Section 5.8.

“Benefit Plans” has the meaning as set forth in Section 3.15(a).

“Beneficial Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Own”, and “Beneficially Owned” if used in this letter shall have the correlative meanings.

“Business Assets” means the Identified Contracts, Identified Assets, and Employees.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and other deposit gathering institutions in the Borough of Manhattan, City and State of New York are authorized or required by applicable Law to be closed.

“Business Financial Statements” has the meaning set forth in Section 3.8(a).

“Cap” has the meaning as set forth in Section 7.5(a).

“Certification Period” has the meaning set forth in Section 6.7.

“Closing” has the meaning as set forth in Section 1.2.

“Closing Date” has the meaning as set forth in Section 1.2.

“Closing Statements” has the meaning set forth in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Constructive Ownership” means ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owning” and “Constructively Owned” if used in this letter shall have the correlative meanings.

“Contract” means any binding agreement or contract, including any understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, lease, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or obligation of any kind or nature.

“Copyrights” means copyrights and published and unpublished works of authorship.

“Covered Matters” has the meaning as set forth in Section 9.3.

“COVID-19 Measures” means any action taken by Advisor Parent or the Target Companies pursuant to any Law, directive, or guideline promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, providing for quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar restrictions, in each case, in connection with or in response to any epidemic, pandemic (including COVID-19) or other disease outbreak.

“Deductible” has the meaning as set forth in Section 7.5(a).

“DLLC Act” means the Delaware Limited Liability Company Act.

“Domain Names” means websites or domain names.

“Effective Time” has the meaning as set forth in Section 1.4(a).

“Employee Transfer Legislation” means (a) in relation to any EU member states, the Acquired Rights Directive (2001/23/EC), together with any national legislation implementing the Acquired Rights Directive (2001/23/EC), (b) in relation to the UK, the Transfer of Undertakings (Protection of Employment) Regulations 2006 and (c) in relation to any non-EU member state, any national, provincial or local legislation that is broadly similar in effect to the provisions of the Acquired Rights Directive (2001/23/EC), in each case as amended from time to time.

“Employees” mean the Key Employees, the Additional Key Employees, and the Identified Employees.

“Employer” means Advisor Parent and any of its Affiliates that employs an Employee.

“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, deed of trust, deed to secure debt, option, pledge or restriction (whether on voting, sale, transfer, disposition or otherwise) on transfer of title.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any corporation or other entity that is included in a controlled group of corporations at any relevant time within which Advisor Parent is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with Advisor Parent, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which Advisor Parent is also included, as provided in Section 414(m) of the Code.

“Estimated Advisor Adjustment Payment” has the meaning set forth in Section 2.2(b).

“Estimated Advisor Closing Amount” has the meaning set forth in Section 2.2(a).

“Estimated GNL Adjustment Payment” has the meaning set forth in Section 2.2(b).

“Estimated GNL Closing Amount” has the meaning set forth in Section 2.2(a).

“Executive Employment Agreement” means the Employment Agreement between GNL and Edward M. Weil Jr. entered concurrently with the execution of this Agreement and effective as of the Closing Date.

“Excluded Matters” means any transaction specific exclusions (as such term is used in the representations and insurance policy market) included in the RWI Policy.

“Final Closing Statements” has the meaning set forth in Section 2.3(c).

“Final Settlement Date” has the meaning set forth in Section 2.3(b).

“Five-Day VWAP” means, as of any date of determination, the volume weighted average price of the GNL Shares for the five (5) trading days ending on the first trading day immediately preceding such date of determination.

“Foreign Transfer Employees” has the meaning as set forth in Section 5.4(e).

“Fraud” means, with respect to the making of any representation or warranty set forth in this Agreement or any other Transaction Document, or in any certificate delivered pursuant to this Agreement or any other Transaction Document, an act, committed by a party hereto, with intent to deceive another party hereto, or to induce that party to enter into this Agreement or the other Transaction Documents and requires (i) a false representation of material fact made in this Agreement, another Transaction Document, or such certificate, (ii) with knowledge that such representation is false, (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it, (iv) causing that party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action, and (v) causing such party to suffer damage by reason of such reliance.

“Fundamental Representations” means the Advisor Fundamental Representations and the GNL Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“GNL” has the meaning as set forth in the introductory paragraph.

“GNL 2021 Award” means that certain Advisor Multi-Year Outplacement Performance Award, effective as of June 3, 2021, by and among GNL, GNL OP and GNL Advisor, as amended, modified or supplemented from time to time.

“GNL 2021 Plan” means that certain 2021 Advisor Omnibus Incentive Compensation Plan of GNL, as amended, modified or supplemented from time to time.

“GNL Advisor” has the meaning as set forth in the introductory paragraph.

“GNL Advisor Cash Consideration” has the meaning as set forth in Section 2.1(a)(i).

“GNL Advisor Merger” has the meaning as set forth in the Recitals.

“GNL Advisor Merger Consideration” has the meaning as set forth in Section 2.1(a)(i).

“GNL Advisor Share Consideration” has the meaning as set forth in Section 2.1(a)(i).

“GNL Advisor Sub” has the meaning as set forth in the introductory paragraph.

“GNL Advisory Agreement” means that certain Fourth Amended and Restated Advisory Agreement, dated as of June 2, 2015, by and among GNL, GNL OP, and GNL Advisor, as amended from time to time.

“GNL Catch Up” has the meaning as set forth in Section 5.5(e).

“GNL Closing Amount” means all amounts due under the Advisory Agreements and the Property Management Agreements as of the Measurement Time.

“GNL Closing Statement” has the meaning set forth in Section 2.3(a).

“GNL Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Power and Authority; Enforceability), clause (i) of Section 4.3 (No Conflicts; Required Consents), Section 4.6 (Capitalization), and Section 4.8 (Brokers).

“GNL Indemnified Party” has the meaning as set forth in Section 7.1.

“GNL OP” has the meaning as set forth in the introductory paragraph.

“GNL LTIP Election” has the meaning set forth in Section 5.6(c).

“GNL LTIP Units” has the meaning as set forth in the recitals.

“GNL PM Cash Consideration” has the meaning as set forth in Section 2.1(a)(ii).

“GNL PM Merger” has the meaning as set forth in the Recitals.

“GNL PM Merger Consideration” has the meaning as set forth in Section 2.1(a)(ii).

“GNL PM Share Consideration” has the meaning as set forth in Section 2.1(a)(ii).

“GNL PM Sub” has the meaning as set forth in the introductory paragraph.

“GNL Property Manager” has the meaning as set forth in the introductory paragraph.

“GNL Returns” has the meaning as set forth in Section 6.1(b).

“GNL Share Issuance” has the meaning as set forth in the introductory paragraph.

“GNL Shares” means the Common Stock, par value $0.01 per share, of GNL, or any other equity security of GNL or its Affiliates issued in connection with the transactions contemplated by this Agreement.

“GNL SLP” has the meaning as set forth in the introductory paragraph.

“GNL Stockholder Approval” means such approval as may be required by the New York Stock Exchange rules and regulations.

“GNL Transition Services Period” has the meaning set forth in Section 5.4(g).

“Government Official” means (i) any officer, employee, or Person acting in an official capacity or performing public duties or functions on behalf of (a) any government, including all levels and subdivisions of government from national to local; (b) any department, committee, agency, or instrumentality of government; (c) any business or commercial entity owned, managed, or controlled by a government, such as a public university, public hospital, or state research institute; or (d) any political party or official thereof; (ii) any candidate for public office; (iii) any officer, employee, or agent of a public international organization, including for example the United Nations, the International Monetary Fund, or the World Bank; or (iv) any close relative of any Government Official.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality in each case of any government, whether federal, state or local, domestic or foreign.

“Ground Lease Agreement” has the meaning set forth in Section 3.22(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Assets” mean those assets listed on Schedule 11(b).

“Identified Contracts” mean those assets listed on Schedule 11(c).

“Identified Employees” means the individuals listed on Schedule 11(d) and any additional individual hired by one of the Advisor Parties to replace any departing individual listed on Schedule 11(d).

“Indemnified Party” has the meaning as set forth in Section 7.3(a).

“Indemnifying Party” has the meaning as set forth in Section 7.3(a).

“Intellectual Property” means any rights in, including but not limited to the right to all past and future income, royalties, damages and payments due, licenses or Encumbrances of, equities in, and other claims that any Person may have to claim ownership, authorship or invention or the use of, or to object to, or prevent the modification of, or to withdraw from circulation, or control the publication or distribution, of any Marks, Patents, Copyrights, trade secrets, Software or Domain Names.

“Intended Tax Treatment” has the meaning as set forth in the Recitals.

“Interests” has the meaning set forth in Section 6.4(a).

“Internalization Merger” or “Internalization Mergers” has the meaning as set forth in the Recitals.

“Internalization Merger Articles of Merger” has the meaning as set forth in Section 1.4(a).

“Internalization Sub” or “Internalization Subs” has the meaning as set forth in the introductory paragraph.

“IRS” means the Internal Revenue Service or any successor entity.

“IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the business of the Target Companies or in connection with the Business Assets.

“Key Employees” mean those Persons listed on Schedule 11(e).

“Knowledge” means (i) with respect to Advisor Parent, the actual knowledge of Michael Anderson and Joseph Marnikovic and the knowledge that such Person, without independent inquiry, would reasonably be excepted to obtain in the course of diligently performing his or her duties; (ii) with respect to GNL, the actual knowledge of James Nelson and Christopher Masterson and the knowledge that such Person, without independent inquiry, would reasonably be excepted to obtain in the course of diligently performing his or her duties; and (iii) with respect to any other Person, the actual knowledge of such Person and the knowledge that such Person, without independent inquiry, would reasonably be excepted to obtain in the course of diligently performing his or her duties.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity, and any Order.

“Leased Real Property” has the meaning set forth in Section 3.22(b).

“Liability” means all indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due), including those arising under any Law, Action, investigation, inquiry or Order and those arising under any Contract.

“Loss or “Losses” means any and all costs, expenses, direct losses or damages, fines, penalties or liabilities (including interest which may be imposed or incurred in connection therewith, court costs, litigation expenses, reasonable attorneys’ fees and costs); provided, however, that “Losses” shall not include any consequential, punitive, exemplary, indirect, incidental or other similar damages, including lost profits or Losses based upon a multiple of Losses.

“LTIP Units” has the meaning as set forth in the recitals.

“Mark” means any brand name, logos, service mark, trademark, trade name, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations or application for registration of, any of the foregoing.

“Material Adverse Effect” means an event, change, condition or occurrence that has or could reasonably be expected to have a material adverse impact or effect on (x) the Target Companies, the Business Assets, or the business, operations, financial condition, assets, liabilities or results of operations of the Target Companies, taken as a whole, or (y) the ability of the Advisor Parent, the Internalization Subs, GNL SLP, RTL SLP or the Target Companies to consummate the transactions contemplated hereby; provided, that “Material Adverse Effect” shall neither be deemed to include the impact or effect of, nor shall there be taken into account in determining whether there has been a “Material Adverse Effect”: (a) changes in Laws or interpretations thereof or binding directives of Governmental Entities, (b) the announcement of this Agreement and the transactions contemplated hereby or the taking of any action contemplated by the Transaction Documents, including any employee attrition and any impact on revenues or relationships with any Persons having business dealings with the Parties, (c) changes in GAAP or other accounting requirements or principles or the interpretations thereof, (d) compliance with, and performance of, this Agreement and the transactions contemplated by this Agreement, (e) changes affecting general economic conditions or the industry or geographies in which the Target Companies operate, (f) the failure of the Target Companies to meet projections of earnings, revenues or other financial measures (whether such projections were made by Advisor Parent or any independent Third Parties); provided, that the underlying cause of any such failure may be taken into consideration in making such determination, (g) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack within or upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (i) any act of God, including any earthquake, hurricane, tsunami, floor, or other natural disaster, epidemic or pandemic or any COVID-19 Measure taken after the date hereof in accordance with the terms of this Agreement or (j) any of the matters disclosed on the Schedules to this Agreement. Notwithstanding the foregoing, if any matter described in any of subclauses (a), (c), (e), (g), (h) or (i) of the preceding sentence has had a disproportionate effect on the business, financial condition or results of operations of the Target Companies or the Business Assets relative to other participants in the industry sector or sectors in which the Target Companies operate, then the impact of such event on the Target Companies or the Business Assets to the extent of such disproportionate effect shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.

“Material Employment Agreements” means (i) the Employment Agreement between AR Global Investments, LLC and Jason Slear, dated May 7, 2015, as amended in June 2016 and further amended in April, 2022 and (ii) the Employment Agreement between AR Global Investments, LLC and James Nelson, dated July 10, 2017 as amended on March 24, 2022.

“Measurement Time” means 11:59 PM, New York time, on the day immediately prior to the Closing Date.

“Merger Consideration” has the meaning as set forth in Section 2.1(a)(iv).

“Merger Sub” has the meaning as set forth in the recitals.

“Non-Competition Agreements” has the meaning set forth in Section 1.3(a).

“Non-Solicitation Covenants” shall mean, collectively, any non-solicitation, non-hire, or other similar restrictive covenant contained in any agreement by and between Advisor Parent or a Target Company and any of their respective employees.

“Notice of Disagreement” has the meaning set forth in Section 2.3(b).

“Notice Period” has the meaning as set forth in Section 7.3(a).

“OP Merger Sub” has the meaning as set forth in the recitals.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of a Governmental Entity or arbitration award.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation or organization, certificate of formation or organization, regulations, operating agreement, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments, or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Outside Date” has the meaning as set forth in Section 10.1(c).

“Ownership Threshold” has the meaning set forth in Section 10.1(e).

“Parties” has the meaning as set forth in the introductory paragraph.

“Party” has the meaning as set forth in the introductory paragraph.

“Patent” means patents and patent applications, including provisionals, continuations and continuations-in-part, divisionals, reissues, reexaminations, supplementary protection certificates, substitutions, renewals and extensions thereof.

“Permit” means any license, permit, franchise, certificate of authority, approval, registration, or authorization, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an association, a corporation, an individual, a limited liability company, a partnership (whether general or limited), a trust (whether inter vivos or testamentary) or any other entity or organization, whether organized for profit or not for profit, and including a Governmental Entity.

“Personal Property” means machinery, computer programs, computer Software, tools, motor vehicles, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property, excluding, however, furniture, fixtures, and equipment, and Contracts, Permits, Marks, Patents, Copyrights, trade secrets, Domain Names and Intellectual Property.

“Pre-Closing Returns” has the meaning as set forth in Section 6.1(a).

“Pre-Closing Tax Period” means (a) any taxable period of any Target Company ending on or prior to the Closing Date and (b) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on the Closing Date.

“Property Management Agreements” means the amended and restated property management agreement, dated as of September 6, 2016, by and among RTL (f/k/a American Finance Trust, Inc.) and RTL Property Manager, as amended from time to time; the amended and restated leasing agreement, dated as of September 6, 2016, by and among RTL and the RTL Property Manager, as amended from time to time; the amended and restated property management and leasing agreement, dated as of September 6, 2016, by and among RTL, RTL OP, and RTL Property Manager, as amended from time to time; and the property management and leasing agreement, dated as of April 20, 2012, by and among GNL (f/k/a American Realty Capital Global Daily Net Asset Value Trust, Inc.), GNL OP (f/k/a American Realty Capital Global Operating Partnership, L.P., and GNL Property Manager (F/k/a American Realty Capital Global Properties, LLC), as amended from time to time.

“Pro Rata Bonus Payment” has the meaning set forth in Section 2.2(c).“Qualifying Termination” means a termination of employment by Advisor Parent or GNL or any of their Subsidiaries without cause (as defined if such employee’s employment agreement, if applicable); provided, that if an employee is offered employment by GNL or one of its Affiliates on the terms and conditions as set forth in this Agreement, then the termination of such employee’s employment with Advisor Parent or an Affiliate shall not be considered a Qualifying Termination.

“Real Property Lease Agreements” has the meaning set forth in Section 3.22(a).

“Registration Rights and Shareholders Agreement” has the meaning as set forth in Section 1.3(a).

“Regulation D” has the meaning set forth in Section 3.20(a).

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“REIT Merger” has the meaning as set forth in the Recitals.

“REIT Merger Agreement” has the meaning as set forth in the Recitals.

“Related Party Agreements” means, to the extent related to the business of the Target Companies or the Business Assets, all Contracts, including any guarantee obligations, between or among any Advisor Party, on the one hand, and any other Advisor Party, their respective Affiliates, or any employee, officer, manager, or director of any Advisor Party or their respective Affiliates, on the other hand.

“Released Parties” has the meaning as set forth in Section 6.7(a).

“Releasing Parties” has the meaning as set forth in Section 6.7(a).

“Restricted Person” means Advisor Parent and each of its Affiliates.

“Restricted Period” means the period commencing on the Closing Date and ending on the five (5) year anniversary thereof.

“Restricted Territory” means North America and Europe.

“Retained Businesses” has the meaning as set forth in Section 6.4(a).

“Retained Interest” has the meaning set forth in Section 6.4(a).

“Retention Cash Award” has the meaning set forth in Section 5.4(i).

“RTL” has the meaning as set forth in the introductory paragraph.

“RTL 2018 Plan” means that certain 2018 Advisor Omnibus Incentive Compensation Plan of RTL, as amended, modified or supplemented from time to time.

“RTL 2021 Award” means that certain Advisor Multi-Year Outplacement Performance Award, effective as of July 21, 2021 by and among RTL, RTL OP and RTL Advisor, as amended, modified or supplemented from time to time.

“RTL Advisor” has the meaning as set forth in the introductory paragraph.

“RTL Advisor Cash Consideration” has the meaning as set forth in Section 2.1(a)(iii).

“RTL Advisor Merger” has the meaning as set forth in the Recitals.

“RTL Advisor Merger Consideration” has the meaning as set forth in Section 2.1(a)(iii)

“RTL Advisor Share Consideration” has the meaning as set forth in Section 2.1(a)(iii)

“RTL Advisor Sub” has the meaning as set forth in the introductory paragraph.

“RTL Advisory Agreement” means that certain Third Amended and Restated Advisory Agreement, dated as of September 6, 2016, by and among RTL (f/k/a American Finance Trust, Inc.), RTL OP (f/k/a American Finance Operating Partnership, L.P.) and RTL Advisor (f/k/a American Finance Advisors, LLC), as amended from time to time.

“RTL Catch Up” has the meaning as set forth in Section 5.6(e)..

“RTL LTIP Election” has the meaning set forth in Section 5.5(c).

“RTL LTIP Units” has the meaning as set forth in the recitals.

“RTL OP” has the meaning as set forth in the introductory paragraph.

“RTL PM Cash Consideration” has the meaning as set forth in Section 2.1(a)(iv).

“RTL PM Merger” has the meaning as set forth in the Recitals.

“RTL PM Merger Consideration” has the meaning as set forth in Section 2.1(a)(iv).

“RTL PM Share Consideration” has the meaning as set forth in Section 2.1(a)(iv).

“RTL PM Sub” has the meaning as set forth in the introductory paragraph.

“RTL Property Manager” has the meaning as set forth in the introductory paragraph.

“RTL SLP” has the meaning as set forth in the introductory paragraph.

“RWI Policy” has the meaning set forth in Section 7.11(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Share Consideration” has the meaning as set forth in Section 2.1(a)(iv).

“Shared Contract” has the meaning set forth in Section 6.4(a).

“Software” means software, data and databases.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person (a) any corporation of which at least fifty percent (50%) of the outstanding voting securities is directly or indirectly owned (b) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by such Person or of which such Person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent.

“Surviving Entity” or “Surviving Entities” has the meaning as set forth in Section 1.1(d).

“Surviving GNL Advisor Entity” has the meaning as set forth in Section 1.1(a).

“Surviving GNL PM Entity” has the meaning as set forth in Section 1.1(b).

“Surviving RTL Advisor Entity” has the meaning as set forth in Section 1.1(c).

“Surviving RTL PM Entity” has the meaning as set forth in Section 1.1(d).

“Target LLC” or “Target LLCs” has the meaning as set forth in the introductory paragraph.

“Target Companies” means the Target LLCs and each of their respective Subsidiaries.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, assessable payment under Code Section 4980H, or other tax, charge, fee, levy, or assessment of a similar kind imposed or administered by a Taxing Authority, including any interest, fine, penalty, or addition thereto and any liability for any of the foregoing as a result of any Contract, transferee or successor liability, operation of Law, or under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. federal, state, or local, or non-U.S. Law).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof.

“Taxing Authority” means the IRS or any other Governmental Entity responsible for the administration, implementation, collection, or enforcement of any Tax.

“Third Party” means any Person other than any Party.

“Third Party Claim” has the meaning as set forth in Section 7.3(a).

“Transaction Documents” means this Agreement, the Registration Rights and Shareholders Agreement, the Assignment and Assumption Agreement, the Non-Competition Agreements, and any amendments to any of them.

“Transferred Employees” has the meaning as set forth in Section 5.4(a).

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Advisor Parent:

AR Global Investments, LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

GNL SLP:

Global Net Lease Special Limited Partnership, LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

RTL SLP:

Necessity Retail Space Limited Partner, LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

GNL Advisor:

Global Net Lease Advisors, LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

GNL Property Manager:

Global Net Lease Properties, LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

RTL Advisor:

Necessity Retail Advisors, LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

RTL Property Manager:

Necessity Retail Properties, LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

GNL Advisor Sub:

GNL Advisor Merger Sub LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

GNL PM Sub:

GNL PM Merger Sub LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

RTL Advisor Sub:

RTL Advisor Merger Sub LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

RTL PM Sub:

RTL PM Merger Sub LLC
a Delaware limited liability company

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

GNL:

Global Net Lease, Inc.
a Maryland corporation

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

GNL OP:

Global Net Lease Operating Partnership, L.P.
a Delaware limited partnership

By: Global Net Lease, Inc., its General Partner

By:	/s/ Michael Anderson
Michael Anderson, Authorized Signatory

RTL:

The Necessity Retail REIT, Inc.
a Maryland corporation

By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr., Chief Executive Officer and President

RTL OP:

The Necessity Retail REIT Operating Partnership, L.P.
a Delaware limited partnership

By: The Necessity Retail REIT, Inc., its General Partner

By:	/s/ Edward M. Weil, Jr.
Edward M. Weil, Jr., Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Registration Rights and Shareholders Agreement

See attached.

Exhibit B

Form of Non-Competition Agreement

See attached.